Filed pursuant to Rule 424(b) 3
File No. 333-128090

The boards of directors of Palm Beach County Bank, or PBCB, and Commerce Bancorp, Inc., or CBH, and Commerce Bank, N.A., or Commerce Bank, a national banking association and a wholly-owned subsidiary of CBH, have approved a merger agreement that will result in PBCB merging into Commerce Bank. In the merger, each outstanding share of PBCB common stock immediately prior to the effective time of the merger will be converted into 1.9835 shares of CBH common stock. Cash will be issued in lieu of fractional shares of CBH common stock. CBH expects to issue approximately 3,325,486 shares of CBH common stock in total at the closing of the merger and convert options to purchase shares of PBCB common stock into options to purchase approximately 91,737 shares of CBH common stock.

The proposed merger requires approval of a majority of the outstanding shares of PBCB common stock. As of September 19, 2005, PBCB shareholders who own approximately 58.67% of the total voting power of PBCB’s outstanding shares of common stock, including certain PBCB directors, officers, affiliates, founders and their families and 5% shareholders, have executed a written consent adopting and approving the merger and the merger agreement. Accordingly, no vote is required on your part. Therefore, your vote on the merger is not being solicited hereby, and unless you dissent and seek appraisal rights, you will be able to receive your pro rata portion of the merger consideration on the same terms as those PBCB shareholders who approved the merger by written consent. This prospectus constitutes notice of the Company’s receipt of the written consent of shareholders adopting and approving the merger and the merger agreement in accordance with the Florida Business Corporation Act.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The proposed merger is more fully described in this prospectus. A copy of the merger agreement is included as Annex A to this prospectus.

Florida law provides that the shareholders of PBCB common stock who have not approved the merger and the merger agreement and who otherwise strictly comply with the applicable requirements of Sections 1301-1333 of the Florida Business Corporation Act are entitled to an appraisal of the fair value of their shares and may demand payment of the fair value of their shares. Shareholders who wish to assert appraisal rights should comply with the procedures detailed in Sections 1301-1333 of the Florida Business Corporation Act, a copy of which is attached as Annex B to this prospectus. This prospectus constitutes notice of appraisal rights pursuant to Sections 1301-1333 of the Florida Business Corporation Act.

Please see “Risk Factors” beginning on page 8 for a discussion of risks relating to CBH common stock.

CBH common stock is listed for trading on the New York Stock Exchange under the symbol “CBH.” On September 21, 2005, the closing price per share of CBH common stock on the New York Stock Exchange was $30.34. Based upon the number of shares of CBH common stock issued and outstanding on September 19, 2005 and the number of shares of CBH common stock anticipated to be issued in the merger, excluding shares subject to PBCB options to be converted into CBH options in the merger, the shares of CBH common stock issued to PBCB shareholders in the merger will constitute approximately 2% of the outstanding common stock of CBH after the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the CBH common stock to be issued in the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of CBH common stock offered by this prospectus are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties. The FDIC or any other governmental agency does not insure or guarantee any loss to you of your investment value in the CBH common stock.

The date of this prospectus is September 23, 2005 and it is being distributed to PBCB’s shareholders on or about September 26, 2005.

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Legal Matters	54
Experts	54

ANNEX A—Agreement and Plan of Reorganization
ANNEX B—Sections 1301-1333 of Florida Business Corporation Act and Appraisal Form
ANNEX C—Opinion of SunTrust Capital Markets, Inc.

IMPORTANT

This document, which is sometimes referred to as the prospectus, constitutes a prospectus of CBH for the shares of CBH common stock that CBH will issue to PBCB shareholders in the merger and notice to PBCB shareholders in accordance with the Florida Business Corporation Act. As permitted by the rules of the SEC, this prospectus incorporates important business and financial information about CBH that is contained in documents filed with the SEC and that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the Internet website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 53. You may also obtain copies of these documents, without charge, from CBH by writing or calling:

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ 08034-5400
Attn: C. Edward Jordan, Jr.
Executive Vice President
Telephone: (856) 751-9000

In order to obtain timely delivery of these documents, you should request such documents no later than October 12, 2005.

Except as otherwise specifically noted, references to “us,” “we” or “our” refer to both CBH and PBCB. Except as otherwise specifically noted, all references to “CBH” mean Commerce Bancorp, Inc. and references to the “CBH banks” mean CBH’s banking subsidiaries: Commerce Bank, N.A. and Commerce Bank/North. All references to Commerce Bank mean Commerce Bank, N.A. and all references to “PBCB” mean Palm Beach County Bank.

In “Questions and Answers About the Merger” below and in the “Summary” beginning on page 3, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire prospectus, including the annexes, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 53.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:
CBH and Commerce Bank entered into a merger agreement with PBCB pursuant to which PBCB will be merged with and into Commerce Bank. Commerce Bank will survive the merger. The merger agreement is included as Annex A to this prospectus and is incorporated herein by reference. It is the legal document that governs the merger.

Q:	Do I need to approve the merger?

A:
No. Florida law and PBCB’s bylaws allow PBCB’s shareholders to act by written consent instead of holding a meeting. As of September 19, 2005, shareholders who control a sufficient number of shares of PBCB common stock to adopt and approve the merger and the merger agreement have executed a written consent adopting and approving the merger and the merger agreement. Therefore, PBCB will not need to hold a special meeting and no vote is required on your part. We are not asking you for a proxy, and you are requested not to send us a proxy.

The shareholders who have executed the written consent include certain PBCB directors, officers, affiliates, founders and their families and 5% shareholders.

Q:	What will I receive in the merger?

A:
Unless you validly exercise your appraisal rights, for each share of PBCB common stock that you hold immediately prior to the effective time of the merger, you will receive 1.9835 shares of CBH common stock. CBH will not issue any fractional shares of CBH common stock. Cash will be issued in lieu of fractional shares of CBH common stock. PBCB options will be converted into CBH options with the number of shares subject to the option and the exercise price per share to be adjusted based upon the per share merger consideration. Please refer to pages 15 to 16 for more information regarding the definition of per share merger consideration and the treatment of PBCB options.

The exchange ratio of 1.9835 shares of CBH common stock for each share of PBCB common stock outstanding immediately prior to the effective time of the merger is fixed and will not be adjusted to reflect fluctuations in the market price of the CBH common stock prior to the effective time of the merger. However, PBCB’s board of directors has the right to terminate the merger agreement if the average of the closing sales prices of CBH common stock, as reported on the New York Stock Exchange, for the seven consecutive trading days ending two trading days prior to the closing of the merger is less than $25.70, subject to CBH’s right to increase the per share merger consideration to avoid termination.

Q:	What are the federal income tax consequences of the merger to me?

A:
We expect the merger to be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger is treated as a tax-free reorganization, generally the shareholders of PBCB, for federal income tax purposes, will recognize no gain or loss upon their receipt of CBH common stock in the merger, except with respect to cash received by PBCB shareholders instead of fractional shares of CBH common stock or upon exercise of their dissenters’ rights. A PBCB shareholder who receives cash in lieu of fractional shares will generally recognize capital gain or loss based on the difference between the amount of the cash received and the PBCB shareholder’s aggregate adjusted tax basis in the PBCB stock surrendered. Tax matters are very complicated, and the tax consequences of the merger to each PBCB shareholder will depend on the facts of that shareholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws. See “Material United States Federal Income Tax Consequences.”

Q:	Do I have dissenters’ rights or appraisal rights?

A:
Yes. You have dissenters’ rights or appraisal rights under Florida law. To perfect your appraisal rights you must strictly comply with the procedures in Sections 1301 through 1333 of the Florida Business Corporation Act, a copy of which is included as Annex B to this prospectus. Failure to strictly comply with these procedures will result in the loss of these appraisal rights. See “The Merger — Appraisal Rights.”

Q:	Will PBCB shareholders be able to trade CBH common stock that they receive pursuant to the merger?

A:
Yes. The shares of CBH common stock issued pursuant to the merger have been registered under the Securities Act and will be listed on the New York Stock Exchange. All shares of CBH common stock that you receive pursuant to the merger or upon exercise of PBCB options assumed by CBH in the merger will be freely transferable unless you are deemed to be an affiliate of PBCB or CBH. See “The Merger — Resale of CBH Common Stock.”

Q:	Should I send my stock certificate to CBH’s transfer agent now?

A:
No. As soon as practicable after the merger is completed, PBCB’s shareholders will receive a letter of transmittal and instructions for surrendering their shares of PBCB common stock in exchange for CBH common stock and, if applicable, cash in lieu of fractional shares. Please do not send in your PBCB stock certificates until you receive the letter of transmittal and instructions.

Q:	When do you expect the merger to be completed?

A:
We are working to complete the merger in the fourth quarter of 2005. All the conditions set forth in the merger agreement must be satisfied or waived prior to completing the merger. We must also obtain the necessary regulatory approvals prior to completing the merger. We cannot assure you as to if and when all of the conditions of the merger will be met. It is possible we will not complete the merger.

Q:	Where can I find more information about CBH?

A:
More information about CBH is available from various sources described under “Where You Can Find More Information” on page 53 of this prospectus. Additional information about CBH may be obtained from its Internet website at www.commerceonline.com. CBH has included its website address in this prospectus only as an inactive textual reference and does not intend it to be an active link to its website.

  SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information” beginning on page 53.

The Merger

The merger agreement is included as Annex A to this prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Following the merger, PBCB shareholders will own approximately 2% of the outstanding common stock of CBH.

We anticipate that CBH will issue approximately 3,325,486 shares of CBH common stock to PBCB shareholders in the merger. We also anticipate that CBH will issue approximately 91,737 additional shares of CBH common stock upon the exercise of currently outstanding options to purchase PBCB common stock that will be converted into options to purchase CBH common stock in the merger. Based on the number of shares of CBH common stock issued and outstanding on September 19, 2005 and the number of shares of CBH common stock to be issued in the merger, excluding shares subject to PBCB options to be converted into CBH options in the merger, following the merger, existing CBH shareholders will own approximately 98% and former PBCB shareholders will own approximately 2% of the outstanding common stock of CBH.

The board of directors and management of CBH following the merger will be comprised of the current directors and officers of CBH.

When the merger is complete, CBH will continue to be managed by its current directors and officers. Commerce Bank will also continue to be managed by its current directors and officers.

PBCB directors, executive officers and others may have interests in the merger that are different from your interests. (see page 33)

PBCB shareholders should note that PBCB’s directors, executive officers and others have interests in the merger that may be different from or in addition to the interests of PBCB shareholders generally. These interests include:

•	PBCB’s directors and executive officers and their affiliates currently beneficially own 747,690 shares of PBCB common stock;

•	the merger will accelerate the vesting of options held by optionees that are not currently exercisable;

•
Commerce Bank entered into employment agreements with Calvin L. Cearley, the Vice Chairman and Chief Executive Officer of PBCB, William R. Martin, the President and Chief Operating Officer of PBCB, Nancy J. Minniear, the Executive Vice President and Chief Financial Officer of PBCB, and Patricia A. Sheehan, the Senior Vice President, Banking of PBCB;

•	pursuant to their old PBCB employment contracts Messrs. Cearley and Martin are each entitled to a cash change in control payment upon the completion of the merger; and

•	all of the directors and officers of PBCB will also receive indemnification rights under the merger agreement.

The PBCB board of directors was aware of these interests at the time the merger was approved.

The completion of the merger is subject to the satisfaction or waiver of various conditions. (see page 20)

The completion of the merger depends upon the satisfaction or waiver of a number of conditions. These conditions include, among others, the following:

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	CBH’s counsel must have rendered a legal opinion stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	accuracy of the other party’s representations and warranties contained in the merger agreement;

•	the performance by the other party of its obligations contained in the merger agreement in all material respects; and

•	each of PBCB’s board members must have executed a non-competition agreement.

To review all of the conditions contained in the merger agreement, you should read the merger agreement which is included as Annex A to this prospectus. There can be no assurance that the conditions to the completion of the merger will be satisfied or waived.

The merger agreement may be terminated in a limited number of circumstances. (see page 21)

At any time before the completion of the merger, the merger agreement may be terminated:

•	by the mutual written consent of the boards of directors of CBH and PBCB;

•
by CBH or PBCB upon written notice to the other party 30 days after the date on which any request or application for a required regulatory approval has been denied or withdrawn at the request or recommendation of the governmental entity that must grant such approval;

•	by CBH or PBCB upon written notice to the other party if any governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	by CBH or PBCB if the merger is not consummated on or before March 31, 2006;

•	by CBH or PBCB if the PBCB shareholders do not approve the proposed merger by the required vote;

•
by CBH or PBCB if there is a material breach of any of the representations or warranties contained in the merger agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing of the merger; provided, however, that neither party has the right to terminate the merger agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving the representation not to consummate the transactions contemplated by the merger agreement;

•
by CBH or PBCB if there is a material breach of any of the covenants or agreements contained in the merger agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of written notice of the breach from the other party, or which breach, by its nature, cannot be cured prior to the closing of the merger; or

•
by PBCB, if the average of the closing sales prices of CBH common stock, as reported on the New York Stock Exchange, for the seven consecutive trading days ending two trading days prior to closing of the merger is less than $25.70 and CBH does not elect to increase the per share merger consideration as provided in the merger agreement.

The above termination rights are subject to limitations more fully described on pages 21 to 22 and which limitations are set forth in the merger agreement included as Annex A to this prospectus.

Regulatory approvals are required in connection with the merger. (see page 35)

We must get approval of the merger from the Office of the Comptroller of the Currency, or OCC, and provide notice to the Florida Office of Financial Regulation, or FOFR, prior to completing the merger. We filed an application with the OCC requesting approval of the merger and provided notice to the FOFR. We cannot assure you as to if and when we will receive approval from the OCC.

For accounting purposes, CBH and PBCB will be treated as if the combination occurs on the closing date of the merger. (see page 38)

Following the completion of the merger, CBH will include the fair value of the assets and liabilities of PBCB in CBH’s consolidated balance sheet and will include the income of PBCB after the closing date in CBH’s consolidated statement of income.

Adoption of the Merger Agreement

The proposed merger requires approval by a majority of the outstanding shares of PBCB common stock. Each share of PBCB common stock is entitled to one vote. On September 19, 2005, there were 1,676,575 shares of PBCB common stock outstanding. As of September 19, 2005, holders of approximately 58.67% of the total voting power of PBCB’s outstanding shares of common stock have executed a written consent adopting and approving the merger and the merger agreement. Accordingly, no vote is required on your part. Therefore, PBCB will not need to hold a special meeting and no further action is required on the part of PBCB shareholders. The PBCB shareholders who have executed the written consent are certain PBCB directors, officers, affiliates, founders and their families and 5% shareholders. As of September 19, 2005, directors and executive officers and their affiliates beneficially owned approximately 44% of the outstanding shares of PBCB common stock.

Reasons for the Merger

PBCB

The PBCB board of directors unanimously approved the merger because the board of directors believes that the merger will be beneficial to its shareholders, because, among other reasons:

•
the structure of the merger and the financial and other terms of the merger agreement, including the fact that the transaction is a stock-for-stock merger that will allow PBCB shareholders to continue to participate in the future growth prospects of both companies;

•
the belief that a combination with CBH would allow PBCB shareholders, as shareholders of the combined entity, to participate in a more favorable investment opportunity than a continuing investment in PBCB was likely to achieve on a stand-alone basis;

•
the complementary nature of the businesses of PBCB and CBH and the anticipated improved stability of CBH’s businesses and earnings in varying economic and market climates relative to PBCB on a stand-alone basis as a result of greater geographic, asset and line-of-business diversification; and

•	the belief that the transaction with CBH offered greater value for PBCB’s shareholders than other alternatives available to PBCB.

To review PBCB’s reasons for the merger in greater detail, see pages 25 to 26.

CBH

The CBH board of directors believes the merger will be beneficial to CBH and its shareholders because, among other reasons:

•	the merger allows for CBH to continue its long-term growth strategy of opening new stores in both existing and new markets;

•	the merger establishes a platform in southeast Florida from which CBH plans to expand by 15-25 stores per year;

•
a high percentage of the southeast Florida population is originally from the mid-Atlantic states, thereby making southeast Florida a natural extension of CBH’s New York and Philadelphia markets, where the CBH brand is widely recognized;

•	Southeast Florida is viewed as an attractive and high growth market, with a projected five-year population growth rate of 10% and total bank deposits of approximately $130 billion; and

•	PBCB is a bank with a similar culture regarding customer service and credit quality.

Opinion of Financial Advisor to the PBCB Board of Directors

PBCB’s board of directors has engaged SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., or SunTrust, as its financial advisor in connection with the merger. PBCB’s board of directors has received a written opinion of SunTrust, dated July 25, 2005, that, as of the date of the opinion, and based upon and subject to the considerations described in the opinion, the exchange ratio to be used in determining the consideration to be received by holders of PBCB common stock in the merger is fair, from a financial point of view. The full text of SunTrust’s written opinion is included as Annex C to this prospectus. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is directed to PBCB’s board of directors and does not constitute a recommendation by SunTrust to any PBCB shareholder as to any matter relating to the merger.

The Companies

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, NJ 08034
(856) 751-9000

Commerce Bank, N.A.
1900 Market Street
Philadelphia, PA 19103
(888) 751-9000

Commerce Bancorp, Inc. (NYSE: CBH) is a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. CBH was incorporated on December 9, 1982 and became an active bank holding company on June 30, 1983 through the acquisition of Commerce Bank.

As of June 30, 2005, CBH had total assets of $33.4 billion, total loans of $10.7 billion, and total deposits of $30.5 billion.

As of August 1, 2005, CBH operated two bank subsidiaries:

•	one nationally chartered bank subsidiary: Commerce Bank, N.A., Philadelphia, Pennsylvania; and

•	one New Jersey state chartered bank subsidiary: Commerce Bank/North, Ramsey, New Jersey.

As of June 30, 2005, CBH’s bank subsidiaries had 326 full service retail stores located in the states of New Jersey, Pennsylvania, Delaware, New York and Virginia as well as the District of Columbia. The CBH banks provide a full range of retail and commercial banking services for consumers and small and mid-sized companies. Lending services are focused on commercial real estate and commercial and consumer loans to local borrowers. The CBH banks’ lending and investment activities are funded principally by retail deposits gathered through each bank’s retail store network.

In addition, CBH, through Commerce Insurance Services, Inc., a non-bank subsidiary of Commerce Bank/North, referred to as Commerce Insurance, operates an insurance brokerage agency concentrating on commercial property, casualty and surety as well as personal lines of insurance and employee benefits for clients in multiple states, primarily Delaware, New Jersey, New York and Pennsylvania. Since 1996, Commerce Insurance has completed several strategic acquisitions of insurance brokerage agencies.

Commerce Bank, N.A., a national banking association, is a wholly-owned subsidiary of CBH. In the merger, PBCB will be merged with and into Commerce Bank with Commerce Bank surviving the merger as a wholly-owned subsidiary of CBH. Commerce Bank operates a non-bank subsidiary, Commerce Capital Markets, Inc., Philadelphia, Pennsylvania, which engages in various securities, investment services and brokerage activities.

Palm Beach County Bank
2130 Centerpark West Drive
West Palm Beach, FL 33409
(561) 684-5515

PBCB is a privately-held state-chartered bank with approximately $350 million in assets, as of June 30, 2005, and seven branch offices. PBCB, which commenced operations in 1999, offers a broad range of commercial banking services to consumers and small businesses in Palm Beach County, Florida.

Risk Factors

For a description of risks related to CBH common stock see pages 8 through 11.

RISK FACTORS

As a result of the merger, PBCB’s shareholders will be subject to the following new or increased risks related to CBH. You should consider these matters in connection with the other information that CBH has included or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones facing CBH. Additional risks and uncertainties not presently known to CBH, or that CBH currently sees as immaterial, may also harm CBH’s business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, CBH’s business, results of operations and financial condition could be materially and adversely affected.

Throughout this section, unless the context indicates otherwise, when we use the term “CBH,” we are referring to Commerce Bancorp, Inc. and its subsidiaries.

CBH plans to continue to grow rapidly and there are risks associated with rapid growth.

CBH intends to continue to rapidly expand its business and operations to increase its deposits and loans. In particular, CBH intends to expand its banking franchise through continued store expansion and selective acquisitions.

Continued growth may present operating and other problems that could adversely affect CBH’s business, financial condition and results of operations. CBH’s growth may place a strain on its administrative, operational, personnel and financial resources and increase demands on its systems and controls. CBH anticipates that its business growth may require continued enhancements to and expansion of its operating and financial systems and controls and may strain or significantly challenge them. CBH’s inability to continue to upgrade or maintain effective operating and financial control systems and to recruit and hire necessary personnel or to successfully integrate new personnel into CBH’s operations could adversely impact its financial condition, results of operations and cash flows. Additionally, CBH cannot assure you that its existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

CBH’s ability to manage growth successfully will depend on its ability to attract qualified personnel and maintain cost controls and asset quality while attracting additional loans and deposits on favorable terms, as well as on factors beyond CBH’s control, such as economic conditions and interest rate trends. If CBH grows too quickly and is not able to attract qualified personnel, control costs and maintain asset quality, this continued rapid growth could materially adversely affect CBH’s financial performance.

If CBH does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

CBH’s ability to maintain its history of strong financial performance and return on investment to shareholders may depend in part on its ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. CBH’s business model focuses on using superior customer service to provide traditional banking services to a growing customer base. However, CBH operates in an increasingly competitive environment in which its competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that CBH has not been able or allowed to offer to its customers in the past. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. CBH cannot assure you that it will be able to continue to compete successfully in this environment without expanding the scope of financial services CBH provides, or that if CBH needs to expand the scope of services that it provides, that it will be able to do so successfully.

CBH’s future success depends on its ability to compete effectively in a highly competitive market and geographic area.

CBH faces substantial competition in all phases of its operations from a variety of different competitors. CBH encounters competition from commercial banks, savings and loan associations, mutual savings banks and other financial institutions. CBH’s competitors, including credit unions, consumer finance companies, factors, insurance companies and money market mutual funds, compete with lending and deposit-gathering services offered by CBH. There is very strong competition for financial services in the Pennsylvania, New Jersey, Delaware, New York, Virginia and District of Columbia areas in which CBH currently conducts its businesses. This geographic area includes offices of many of the largest financial institutions in the world. Many of those competing institutions have much greater financial and marketing resources than CBH has. Due to their size, many competitors can achieve larger economies of scale and as a result may offer a broader range of products and services than CBH. If CBH is unable to offer competitive products and services, its earnings may be negatively affected.

Some of the financial services organizations with which CBH competes are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions. As a result, these nonbank competitors have certain advantages over CBH in accessing funding and in providing various services. The banking business in CBH’s current primary market area is very competitive, and the level of competition facing CBH may increase further, which may limit CBH’s asset growth and profitability.

Economic conditions either nationally or locally in areas in which CBH’s operations are concentrated may be less favorable than expected.

Deterioration in local, regional, national or global economic conditions could result in, among other things, an increase in loan delinquencies, a decrease in property values, a change in housing turnover rate or a reduction in the level of bank deposits. Particularly, a weakening of the real estate or employment market in CBH’s primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on CBH’s profitability. Substantially all of CBH’s real estate loans are collateralized by properties located in these market areas, and substantially all of CBH’s loans are made to borrowers who live in and conduct business in these market areas. Any material economic deterioration in these market areas could have an adverse impact on CBH’s profitability.

Changes in interest rates could reduce CBH’s income and cash flows.

CBH’s income and cash flows and the value of its assets and liabilities depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond CBH’s control, including general economic conditions and policies of various governmental and regulatory agencies, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, will influence the origination of loans and investment securities and the amounts paid on deposits. If the rate of interest CBH pays on its deposits and other borrowings increases more than the rate of interest CBH earns on its loans and other investments, CBH’s net interest income, and therefore its earnings, could be adversely affected. CBH’s earnings could also be adversely affected if the rates on its loans and other investments fall more quickly than those on its deposits and other borrowings.

CBH operates in a highly regulated environment; changes in laws and regulations and accounting principles may adversely affect CBH.

CBH is subject to extensive state and federal regulation, supervision and legislation which govern almost all aspects of its operations. These laws may change from time to time and are primarily intended for the protection of customers, depositors and the deposit insurance funds. The impact of any changes to these laws may negatively impact CBH’s ability to expand its services and to increase the value of its business. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection, civil rights and other laws, including the Gramm-Leach Blilely Act, the Bank Secrecy Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act and the Real Estate Settlement Procedures Act. These laws also permit private individual and class action lawsuits and provide for the recovery of attorney’s fees in certain instances. Any changes to these laws or any applicable accounting principles may negatively impact CBH’s results of operations and financial condition. While CBH cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on it, these changes could be materially adverse to CBH’s investors and shareholders.

CBH is required to maintain an allowance for loan losses. These reserves are based on management’s judgment and may have to be adjusted in the future. Any adjustment to the allowance for loan losses, whether due to regulatory changes, economic conditions or other factors, may affect CBH’s financial condition and earnings.

CBH maintains an allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. In conjunction with an internal loan review function that operates independently of the lending function, management monitors the loan portfolio to identify risks on a timely basis so that an appropriate allowance can be maintained. Based on an evaluation of the loan portfolio, CBH’s management presents a quarterly review of the loan loss reserve to the CBH board of directors, indicating any changes in the reserve since the last review and any recommendations as to adjustments in the reserve. In making its evaluation, in addition to the factors discussed below, CBH’s management considers the results of recent regulatory examinations, which typically include a review of the allowance for loan losses as an integral part of the examination process.

In establishing the allowance, CBH’s management evaluates individual large classified loans and nonaccrual loans, and determines an aggregate reserve for those loans based on that review. An allowance for the remainder of the loan portfolio is also determined based on historical loss experience within the components of the portfolio. These allocations may be modified if current conditions indicate that loan losses may differ from historical experience, based on economic factors and changes in portfolio mix and volume.

In addition, a portion of the allowance is established for losses inherent in the loan portfolio which have not been identified by the more quantitative processes described above. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in CBH’s historical loss experience. Those factors include changes in levels and trends of charge-offs, delinquencies, and nonaccrual loans, trends in volume and terms of loans, changes in underwriting standards and practices, portfolio mix, tenure of loan officers and management, entrance into new geographic markets, changes in credit concentrations, and national and local economic trends and conditions. While the allowance for loan losses is maintained at a level believed to be adequate by CBH’s management for estimated losses in the loan portfolio, determination of the allowance is inherently subjective, as it requires estimates, all of which may be susceptible to significant change. Changes in these estimates may impact the provisions charged to expense in future periods.

Federal regulatory authorities, as an integral part of their examination process, review CBH’s loans and allowance for loan losses. CBH cannot assure you that it will not increase the allowance for loan losses or the regulators will not require CBH to increase this allowance. Either of these occurrences could negatively impact CBH’s results of operations.

If CBH fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in CBH’s financial reporting, which could harm its business and the trading price of CBH’s common stock.

If CBH fails to maintain an effective system of internal controls, fails to correct any issues in the design or operating effectiveness of internal controls over financial reporting or fails to prevent fraud, current and potential shareholders could lose confidence in CBH’s financial reporting, which could harm its business and the trading price of CBH’s common stock.

It may be difficult for a third party to acquire CBH and this could depress CBH’s stock price.

Under CBH’s restated certificate of incorporation, CBH has authorized 10,000,000 shares of preferred stock, which the board of directors may issue with terms, rights, preferences and designations as the board of directors may determine and without any vote of the shareholders, unless otherwise required by law. Issuing the preferred stock, depending upon the rights, preferences and designations set by the board of directors, may delay, deter or prevent a change in control of CBH. In addition, “anti-takeover” provisions of CBH’s restated certificate of incorporation, federal and state banking laws and New Jersey law may restrict the ability of the shareholders to approve a merger or business combination or obtain control of CBH. This may tend to make it more difficult for shareholders to replace existing management or may prevent shareholders from receiving a premium for their shares of CBH common stock.

CBH common stock is not insured by any governmental agency and, therefore, investment in them involves risk.

The securities of CBH are not deposit accounts or other obligations of any bank, and are not insured by the FDIC, or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

Terrorist attacks and threats or actual war may impact all aspects of our operations, revenues, costs and stock price in unpredictable ways.

Recent terrorist attacks in the United States and abroad, as well as future events occurring in response or in connection to them, including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions, may impact CBH’s operations. Any of these events could cause consumer confidence and savings to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Any of these occurrences could have an adverse impact on CBH’s operating results, revenues and costs and may result in the volatility of the market price for CBH’s common stock and on the future price of CBH’s common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

CBH has included or may include statements in this prospectus (including documents incorporated by reference described under the heading “Where You Can Find More Information”) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to CBH’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors that are sometimes beyond CBH’s control. You will be able to recognize a forward-looking statement because it contains the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “objective,” “may,” “could,” “should,” “would,” “intend,” “plan” or similar expressions to identify it as a forward-looking statement.

The following factors, among others, could cause financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which CBH conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the FRB; inflation; interest rates, market and monetary fluctuations; CBH’s timely development of competitive new products and services and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for CBH’s products and services and vice versa; the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance; technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of CBH’s noninterest or fee income being less than expected; CBH’s ability to adequately estimate its allowance for loan losses; CBH’s ability to maintain its growth and further development of its community-based retail branching network; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and CBH’s success at managing the risks involved in the foregoing. CBH cautions that the foregoing list of important factors is not exclusive.

CBH cautions you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause CBH’s actual results, performance or achievements to differ materially from the future results, performance or achievements CBH has anticipated in such forward-looking statements. You should note that many factors, some of which are discussed in “Risk Factors” and elsewhere in this prospectus could affect CBH’s future financial results and could cause those results to differ materially from those expressed or implied in CBH’s forward-looking statements contained or incorporated by reference in this document. CBH does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of CBH.

CBH cautions you not to place significant reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the incorporated documents, as applicable.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CBH

We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected CBH financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by CBH with the SEC, which we have incorporated by reference into this prospectus (see “Where You Can Find More Information” beginning on page 53).

The following table presents selected historical consolidated financial data derived from CBH’s consolidated financial statements for each of the five fiscal years in the period ended December 31, 2004, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The following financial information should be read in conjunction with CBH’s consolidated financial statements and the related notes to those statements and other financial and operating data incorporated by reference into this prospectus. All financial data as of June 30, 2004 and June 30, 2005 and for the six months ended June 30, 2004 and June 30, 2005 have been derived from CBH’s unaudited consolidated financial statements incorporated by reference into this prospectus, and in the opinion of CBH’s management, reflects all adjustments, which are of only a normal or recurring nature, necessary to present fairly the data for the period presented. Per share data and other appropriate share information for all periods presented have been restated for the two-for-one stock split in the form of a 100% stock dividend effective March 7, 2005. In addition, prior year diluted net income per share amounts have been restated to reflect the impact of the CBH’s 5.95% Convertible Trust Capital Securities. Refer to Note 1 — Significant Accounting Policies of the Notes to Consolidated Financial Statements, which appears in the notes to CBH’s consolidated financial statements incorporated by reference into this prospectus, for further discussion of the required restatement. Operating results for the six months ended June 30, 2005 are not necessarily indicative of results that may be expected for the year ending December 31, 2005.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2003	2002	2001	2000	2005	2004
	(dollars in thousands except per share data)
Income Statement Data:
Net interest income	$1,017,785	$755,866	$572,755	$401,326	$296,930	$567,368	$474,961
Provision for loan losses	39,238	31,850	33,150	26,384	13,931	10,750	20,248
Non-interest income	375,071	332,478	257,466	196,805	150,760	219,332	178,507
Non-interest expense	938,778	763,392	579,168	420,036	315,357	536,905	438,505
Income before income taxes	414,840	293,102	217,903	151,711	118,402	239,045	194,715
Net income	273,418	194,287	144,815	103,022	80,047	156,546	128,210

Per Share Data:
Net income-basic	$1.74	$1.36	$1.08	$0.80	$0.65	$0.97	$0.82
Net income-diluted	1.63	1.29	1.01	0.76	0.62	0.91	0.77
Dividends declared	0.40	0.34	0.31	0.28	0.25	0.22	0.19
Average shares and equivalents outstanding:
Basic	156,625	142,169	133,590	129,331	123,511	161,547	155,144
Diluted	172,603	156,507	149,389	136,204	128,445	176,724	171,787
Selected Ratios:
Performance:
Return on average assets	1.03%	0.99%	1.05%	1.08%	1.09%	0.98%	1.04%
Return on average equity	18.78	18.81	18.50	17.64	19.81	17.82	18.87
Net interest margin	4.28	4.36	4.69	4.76	4.62	3.98	4.34
Liquidity and Capital:
Stockholders’ equity to total assets	5.46	5.62	5.60	5.60	5.93	5.54	4.97
Risk-based capital:
Tier 1	12.30	12.66	11.47	10.81	10.79	12.39	12.37
Total	13.25	13.62	12.51	11.96	11.92	13.29	13.31
Leverage ratio	6.19	6.61	6.37	6.24	6.92	6.20	6.33
Asset Quality:
Non-performing assets to total period-end assets	0.11%	0.10%	0.11%	0.16%	0.20%	0.11%	0.11%
Net charge-offs to average loans outstanding	0.19	0.16	0.18	0.19	0.11	0.10	0.19
Non-performing loans to total period-end loans	0.35	0.29	0.24	0.37	0.37	0.33	0.36
Allowance for loan losses to total end of period loans	1.43	1.51	1.56	1.46	1.32	1.32	1.50
Allowance for loan losses to non- performing loans	413	515	640	398	357	396	419

	As of December 31,					As of June 30,
	2004	2003	2002	2001	2000	2005	2004
	(in thousands)
Balance Sheet Data:
Total assets	$30,501,645	$22,712,180	$16,403,981	$11,363,703	$8,296,516	33,362,936	26,738,671
Loans (net)	9,318,991	7,328,519	5,731,856	4,516,431	3,638,580	10,547,392	8,205,768
Securities available for sale	8,044,150	10,650,655	7,806,779	4,152,704	2,021,326	7,676,837	12,131,104
Securities held to maturity	10,463,658	2,490,484	763,026	1,132,172	1,513,456	11,708,266	3,772,204
Trading securities	169,103	170,458	326,479	282,811	109,306	183,894	182,105
Deposits	27,658,885	20,701,400	14,548,841	10,185,594	7,387,594	30,519,063	24,061,748
Long-term debt	200,000	200,000	200,000	80,500	80,500	200,000	200,000
Stockholders’ equity	1,665,705	1,277,288	918,010	636,570	492,224	1,849,491	1,328,115

  THE MERGER

Material Terms of the Merger Agreement

The following is a brief summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is included as Annex A to this prospectus and incorporated herein by reference.

Transaction Summary

The merger agreement provides for a transaction in which PBCB will merge with and into Commerce Bank. Commerce Bank will be the surviving corporation in the merger and the separate corporate existence of PBCB will cease.

Merger Consideration

Each share of PBCB common stock issued and outstanding immediately prior to the effective time of the merger (with the exception of shares held by PBCB, CBH or any of CBH’s subsidiaries, which will be cancelled) will be converted into shares of CBH common stock as described below. We refer to the number of shares of CBH common stock to be received for each share of PBCB common stock being converted into CBH stock as the “per share merger consideration.”

In the merger, CBH will issue 1.9835 shares of CBH common stock for each share of PBCB common stock. This is a fixed exchange ratio and will not be adjusted to reflect fluctuations in the market price of the CBH common stock prior to the effective time of the merger. However, PBCB’s board of directors will have the right to terminate the merger if certain minimum price levels for CBH’s common stock are not maintained, subject to CBH’s right to increase the per share merger consideration to avoid termination. See “— Termination of the Merger Agreement” for a discussion on the minimum price levels.

The value of the CBH common stock to be issued in the merger in exchange for each share of PBCB common stock cannot be determined precisely before completion of the merger. Further, no assurance can be given that the current fair market value of CBH common stock will be equivalent to the fair market value of CBH common stock on the date that stock is received by a PBCB shareholder or at any other time.

If, between the date of the merger agreement and the effective time of the merger, the shares of CBH common stock are changed into a different number or class of shares by reason of reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, a stock dividend is declared with a record date within that period or any distribution is made in respect of shares of CBH common stock, other than a regular quarterly cash dividend consistent with past practice, appropriate adjustments will be made to the per share merger consideration.

No Fractional Shares

No fractional shares of CBH common stock will be issued in the merger. Instead, PBCB shareholders who would otherwise have been entitled to receive a fraction of a share of CBH common stock will receive cash (without interest) in an amount equal to the product of the fractional interest of CBH common stock the PBCB shareholder would have been entitled to receive multiplied by the average of the last reported sale price per share of CBH common stock as reported on the New York Stock Exchange for the seven consecutive trading days immediately prior to the second business day prior to the effective time of the merger.

Treatment of PBCB Stock Options

Each outstanding option under PBCB’s stock option plans that is outstanding and unexercised will be converted automatically at the effective time of the merger into a fully vested option to purchase CBH common stock under CBH option plans. After the merger, the former PBCB’s stock options will be subject to the terms of the applicable CBH options plan and the agreements evidencing grants thereunder, except that:

•
the number of shares of CBH common stock subject to the new CBH stock option will be equal to the product of the number of shares of PBCB common stock subject to the PBCB stock option and the per share merger consideration, rounded to the nearest whole share (and .5 of a share will be rounded up); and

•
the exercise price per share of CBH common stock subject to the new CBH stock option will be equal to the exercise price per share of PBCB common stock under the PBCB stock option divided by the per share merger consideration, rounded to the nearest cent (and .5 of a cent will be rounded up).

Exchange Procedures for PBCB Stock

CBH’s transfer agent will act as the exchange agent under the merger agreement. As soon as practicable after the merger is completed, the exchange agent will mail to each PBCB shareholder a letter of transmittal and instructions for use in surrendering his or her PBCB stock certificates to the exchange agent. Upon the surrender of a PBCB stock certificate to the exchange agent in accordance with the instructions and a properly completed and signed letter of transmittal, the exchange agent will exchange the PBCB stock certificate for new certificates representing the whole number of shares of CBH common stock into which the shares of PBCB common stock represented by the PBCB stock certificate have been converted in accordance with the merger agreement and, if applicable, cash in lieu of fractional shares of CBH common stock.

Representations and Warranties

The merger agreement contains statements and promises, called representations and warranties, made by PBCB and CBH.

To review these representations and warranties you should read the merger agreement, which is included as Annex A to this prospectus. The merger agreement provides that the respective representations and warranties of CBH and PBCB will not survive after the completion of the merger or the termination of the merger agreement.

The representations and warranties of the parties will be deemed to be true and correct unless the totality of any facts, circumstances or events inconsistent with any of those representations or warranties has had or would have a material adverse effect on the business, results of operations or financial condition of the party making those representations and warranties and its subsidiaries taken as a whole or on the ability of that party and its subsidiaries to consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any:

•	changes in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities;

•	changes in GAAP or regulatory accounting principles that apply to banks, thrifts or their holding companies generally;

•	any action or omission of either party taken with the prior consent of the other party;

•	any events, conditions, or trends in business or financial conditions affecting the banking industry;

•	any change or development in financial or securities markets or the economy in general including changes in interest rates;

•	the announcement or execution of the merger agreement, including any impact on relationships with customers or employees; or

•	charges and expenses contemplated in connection with the merger and not otherwise in violation of the merger agreement.

Conduct of Business Pending the Merger

PBCB has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement and except as consented to by CBH), to conduct its business in the ordinary course consistent with past practice. Specifically, PBCB has agreed that it will not, without the prior consent of CBH:

•	except for the withdrawal of $4.3 million in dividends, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of capital stock of PBCB, or any securities convertible into or exercisable for any shares of the capital stock of PBCB;

•
split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•
issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, any rights, warrants or options to acquire any shares, or enter into an agreement with respect to any of the foregoing, except for the issuance of PBCB common stock upon the exercise of outstanding options issued under PBCB’s option plans in accordance with their present terms;

•	amend its articles of incorporation, bylaws or other similar governing documents;

•	make any capital expenditures, other than in the ordinary course of business or as necessary to maintain existing assets in good repair and which do not exceed $100,000 in the aggregate;

•	enter into any new line of business;

•
acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;

•
take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger not being satisfied;

•	change its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by PBCB’s independent auditors;

•
except as required by applicable law, as set forth in the merger agreement, or as required to maintain qualification pursuant to the Code, adopt, amend or terminate any employee benefit plan or any agreement, arrangement, plan or policy between PBCB and any of its current or former directors, officers or employees or any affiliate of such person;

•
except for normal increases in the ordinary course of business consistent with past practice (including, but not limited to, the payment of bonuses for 2005 in the aggregate amount of $252,000 to the employees of PBCB and its subsidiaries on or about December 5, 2005 to be allocated by Calvin L. Cearley) or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the merger agreement (including, without limitation, the granting of any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

•
other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	file any application to relocate or terminate the operations of any of its banking offices;

•
create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space, involving payments thereunder by PBCB in excess of $100,000 per year to which PBCB is a party or by which PBCB or its properties is bound, other than the renewal in the ordinary course of business of any lease the term or option to renew of which expires before the merger is completed;

•	take or cause to be taken any action which would or could reasonably be expected to prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

•	revoke PBCB’s election to be taxed as a Subchapter S Corporation within the meaning of Code Sections 1361 and 1362;

•
take or allow any action (other than the completion of the merger) that would result in the termination of PBCB’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362; or

•	agree to do any of the foregoing.

CBH has agreed that it will not, and it will not permit its subsidiaries to, except as otherwise contemplated by the merger agreement or with the prior written consent of PBCB:

•	declare or pay any dividends on or make any other distributions in respect of any of its capital stock, except for regular quarterly cash dividends consistent with past practice;

•
take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger not being satisfied;

•	take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval;

•	take or cause to be taken any action which would or could reasonably be expected to prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; or

•	agree to do any of the foregoing.

Additional Agreements

Employee Benefit Plans. The merger agreement provides that as of the effective time of the merger, the employees of PBCB will be eligible to participate in employee benefit plans of CBH or its subsidiaries in which similarly situated employees of CBH or its subsidiaries participate to the same extent that similarly situated employees of CBH or its subsidiaries participate. The merger agreement further provides that with respect to each CBH employee benefit plan for which length of service is taken into account for any purpose, service with PBCB (or predecessor employers to the extent PBCB provides past service credit) will be treated as service with CBH for purposes of determining eligibility to participate, vesting and entitlement to benefits, including for vacation entitlement; provided however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service will also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each CBH employee benefit plan will waive pre-existing condition limitations to the same extent waived under the applicable PBCB employee benefit plan. PBCB’s employees will be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CBH employee benefit plan.

Employment Agreements. CBH and its subsidiaries agreed to assume and honor in accordance with their terms the portions of PBCB’s employment agreements with Calvin L. Cearley and William R. Martin, which provide for cash payment upon a change in control. In addition, CBH and its subsidiaries acknowledged that the merger will constitute a change in control of PBCB for purposes of such agreements. Total agreed-upon payments to these executives to satisfy these contracts is approximately $1.4 million. See “— Interests of PBCB’s Directors, Executive Officers and Others in the Merger.”

Commerce Bank has entered into employment agreements with Messrs. Cearley and Martin, and Nancy J. Minniear and Patricia A. Sheehan. See “— Interests of PBCB’s Directors, Executive Officers and Others in the Merger.”

Termination of Voting Trust. At the time the merger agreement was executed, all shares of PBCB common stock were held of record by The Palm Beach County Bank Voting Trust. On August 8, 2005, pursuant to the merger agreement, the voting trust was terminated with respect to the PBCB common stock. In connection with such termination, the voting trust distributed all of the shares of PBCB common stock held by it to the owners of interests in the voting trust in proportion to such owner’s ownership interest in the voting trust.

Accounting Matters. Pursuant to the merger agreement, PBCB agreed to cooperate with CBH concerning accounting and financial matters necessary or appropriate to facilitate the merger (taking into account CBH’s policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and PBCB’s lending, investment or asset/liability management policies.

Indemnification. The merger agreement provides that for a period of six years after the effective time of the merger, CBH will indemnify all individuals who are or have been officers, directors or employees of PBCB prior to the effective time of the merger from any acts or omissions in such capacities prior to the effective time of the merger, to the extent that such indemnification is provided pursuant to the articles of incorporation or bylaws of PBCB on the date of the merger agreement and is permitted under the Florida Interstate Branching Act, as amended, the Florida Banking Corporation Act, as amended, and The National Banking Act, as amended.

The discussion above is only a summary and does not contain a complete explanation of all of the covenants contained in the merger agreement. To review all of the various covenants and agreements contained in the merger agreement, you should read the merger agreement which is included as Annex A to this prospectus.

Conditions to the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

The respective obligations of CBH and PBCB to complete the merger are subject to the following conditions:

•	approval of the merger agreement by PBCB’s shareholders;

•	authorization by the New York Stock Exchange of listing of the shares of CBH common stock to be issued in the merger;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	effectiveness of the registration statement for the CBH shares of common stock to be issued in the merger;

•	absence of any order, injunction or decree of a court or agency of competent jurisdiction or other legal restraint or prohibition which prevents the completion of the merger;

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits, restricts or makes illegal completion of the merger;

•
the receipt by CBH and PBCB of an opinion of CBH’s counsel substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the facts existing at the effective timer of the merger, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•
accuracy of the other party’s representations and warranties contained in the merger agreement as of the dates specified in the merger agreement, except, in the case of most of those representations and warranties, where the failure to be so accurate has had or would have a “material adverse effect” on the party making those representations and warranties (see “— Representations and Warranties”), and the performance by the other party of its obligations contained in the merger agreement in all material respects.

In addition, CBH’s obligation to complete the merger is subject to each of PBCB’s board members executing a non-competition agreement.

To review all of the conditions contained in the merger agreement, you should read the merger agreement which is included as Annex A to this prospectus.

Termination of the Merger Agreement

At any time before the completion of the merger, the merger agreement may be terminated:

•	by the mutual written consent of CBH and PBCB;

•
by CBH or PBCB upon written notice to the other party 30 days after the date on which any request or application for a required regulatory approval is denied or withdrawn at the request or recommendation of the governmental entity which must grant such approval, unless within the 30-day period following the denial or withdrawal a petition for rehearing or an amended application is filed with the applicable governmental entity, provided, however, the right to terminate is not available to any party if the denial or request or recommendation for withdrawal is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth therein;

•	by CBH or PBCB upon written notice to the other party if any governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•
by CBH or PBCB if the merger is not consummated on or before March 31, 2006; however, the right to terminate will not be available to any party whose breach of the merger agreement is the cause of the failure of the merger to have occurred on or prior to March 31, 2006;

•	by CBH or PBCB if the PBCB shareholders do not approve the proposed merger by the required vote;

•
by CBH or PBCB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the representations or warranties contained in the merger agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing of the merger; provided, however, that neither party has the right to terminate the merger agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving the representation not to consummate the transactions contemplated by the merger agreement;

•
by CBH or PBCB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the covenants or agreements contained in the merger agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of written notice of the breach from the other party, or which breach, by its nature, cannot be cured prior to the closing of the merger; or

•
by PBCB, if the average of the closing sales prices of CBH common stock, as reported on the New York Stock Exchange, for the seven consecutive trading days ending two trading days prior to closing of the merger is less than $25.70 and CBH does not elect to increase the per share merger consideration as provided in the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of CBH and PBCB may, to the extent legally allowed:

•	extend the time for the performance of the obligations under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements or conditions contained in the merger agreement.

Amendment. Subject to compliance with applicable law, CBH and PBCB may amend the merger agreement in writing at any time before or after approval of the merger by PBCB shareholders. However, after approval of the merger and the merger agreement by PBCB shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the PBCB shareholders.

Expenses

The merger agreement provides that each of CBH and PBCB will pay its own expenses in connection with the transactions contemplated by the merger agreement.

Closing Date and Effective Date

We will complete the merger after all the conditions to the merger set forth in the merger agreement have been satisfied or waived, unless we agree otherwise. The merger will become effective when the articles of merger reflecting the merger are filed with the Secretary of State of the State of Florida and the OCC.

Background of the Merger

The CBH business model produces long-term growth by increasing deposits at existing stores and opening new stores in both existing and new markets. When exploring potential new markets, CBH contemplates the cost/benefit relationship of expanding de novo versus expanding through the acquisition of a community bank within a potential new market. While not actively seeking to engage in a strategic transaction, CBH began 2005 with the objective of selecting its next market for expansion.

PBCB was established in 1999 with local management and directors for the purpose of growing the bank in the Palm Beach County, Florida area. While not specifically seeking to engage in a strategic transaction, PBCB’s board of directors has periodically reviewed strategic options for PBCB as part of its corporate governance responsibilities. These strategic discussions included the possibility of business combinations involving PBCB and larger financial institutions, particularly in view of continuing consolidation and other developments in the financial services industry.

In 2004, PBCB began preliminary discussions with potential merger partners. Due to Florida’s interstate banking laws, a strategic acquisition by Commerce Bank was an option for CBH to enter the Florida market. In March 2005, Calvin L. Cearley, the Vice Chairman and Chief Executive Officer of PBCB, was introduced to Vernon W. Hill II, the Chairman, President and Chief Executive Officer of CBH. Messrs. Cearley and Hill engaged in a series of discussions involving their respective senior management teams in March through June 2005. On June 28, 2005, the parties entered into a mutual confidentiality agreement. Following extensive discussions, the parties began negotiating the basic terms of a possible transaction and engaged in more in-depth due diligence reviews of each other in early July 2005.

On July 11, 2005, CBH made an offer to acquire PBCB in a merger transaction, subject to the negotiation of a definitive merger agreement and the satisfactory completion of due diligence by each party. The parties further negotiated the terms of the proposed merger transaction and reached an agreement as to the basic terms on July 14, 2005. During this time period, Mr. Cearley informally advised the PBCB board of directors regarding the status of the potential transaction with CBH.

On July 18, 2005, legal counsel for each of PBCB and CBH began the preparation of the merger agreement and accompanying documentation. From that time until the announcement of the merger on July 25, 2005, the discussions continued between PBCB and CBH and their respective advisors regarding the proposed transaction, the merger agreement and related agreements. During the week of July 18, PBCB and CBH concluded their due diligence reviews. On July 21, 2005, Mr. Cearley notified the PBCB board of directors of a July 23, 2005 meeting to consider the merger transaction.

On July 19, 2005, CBH’s board of directors and Commerce Bank’s board of directors each met to review and vote upon the terms of the merger agreement and the transactions contemplated thereby. That day, each of CBH’s board of directors and Commerce Bank’s board of directors unanimously approved the merger, the terms of the merger agreement, and the transactions contemplated thereby.

On July 23, 2005, PBCB’s board of directors met in West Palm Beach, Florida to consider the potential merger with CBH. At this meeting, Mr. Cearley reviewed the strategic rationale for the transaction, including the ability of shareholders to participate in a larger, more diversified financial institution, the value of the CBH common stock to be received by the PBCB shareholders in the merger and other matters. Mr. Cearley also discussed alternative transactions considered by PBCB management since the beginning of 2004. Legal counsel for PBCB then fully advised PBCB’s board of directors regarding the legal structure of the potential merger and the fiduciary duties of the board of directors in considering the merger. Counsel then led the board through an extensive review of the merger agreement. SunTrust then made an extensive presentation to PBCB’s board of directors regarding the financial aspects of the potential merger. SunTrust then orally advised PBCB’s board of directors that it was prepared to opine that the exchange ratio in the merger was fair to PBCB shareholders from a financial point of view. PBCB’s board of directors meeting was then concluded and a board of directors meeting was scheduled for Monday, July 25, 2005 to consider and vote on the merger transaction.

On July 25, 2005, PBCB’s board of directors met again after having the opportunity to review the draft merger agreement and considering the advice of legal counsel and SunTrust. The definitive merger agreement was presented to the board by legal counsel and SunTrust delivered its opinion dated July 25, 2005 that the exchange ratio was fair to PBCB shareholders from a financial point of view. PBCB’s board of directors then voted unanimously to approve the merger, the merger agreement and the transactions contemplated thereby. See Annex C to this prospectus.

CBH’s Reasons for the Merger

CBH’s board of directors believes the merger is in the best interest of CBH and its shareholders. In reaching its determination, CBH’s board of directors consulted with CBH’s senior management, as well as its advisors, and gave significant consideration to a number of factors. The following factors, without limitation, were considered by CBH’s board of directors in reaching its decision:

•	The merger allows for CBH to continue its long-term growth strategy of opening new stores in both existing and new markets.

•	The merger establishes a platform in southeast Florida from which CBH plans to expand by 15-25 stores per year.

•
A high percentage of the southeast Florida population is originally from the mid-Atlantic states, thereby making southeast Florida a natural extension of CBH’s New York and Philadelphia markets, where the CBH brand is widely recognized.

•	Southeast Florida is viewed as an attractive and high growth market, with a projected five-year population growth rate of 10% and total bank deposits of approximately $130 billion.

•	PBCB is a bank with a similar culture regarding customer service and credit quality.

•
Based on the 3,325,486 shares to be received by PBCB shareholders and the range of closing prices of CBH common stock during the period when the terms of the transaction were finalized, CBH valued the transaction at approximately $100 million. This was determined to be a reasonable cost for the PBCB franchise and entry into the southeast Florida market.

CBH does not intend this discussion of the information and factors considered by CBH’s board of directors to be exhaustive, although this discussion does include all material factors considered by the CBH board of directors. CBH’s board of directors did not assign any relative or specific weight to the factors considered and individual directors of CBH might have weighed factors differently.

PBCB’s Reasons for the Merger

PBCB’s board of directors believes that the merger is in the best interests of PBCB and its shareholders. In reaching its decision to approve the merger and the merger agreement and recommend the merger and the merger agreement to its shareholders, PBCB’s board of directors consulted with PBCB’s management, as well as its legal and financial advisors, and carefully considered a number of factors and potential benefits, including:

•
the structure of the merger and the financial and other terms of the merger agreement, including the fact that the transaction is a stock-for-stock merger that will allow shareholders to continue to participate in the future growth prospects of the combined companies, the merger consideration and the other terms of the agreement which are generally customary for similar financial institutions transactions;

•	its knowledge of PBCB’s business, operations, financial condition, earnings and prospects, including its potential growth and profitability and the associated business risks;

•
its knowledge of the current and prospective economic and competitive environment facing the financial services industry generally, including continued consolidation and evolving trends in technology, and the competitive effects of these factors on smaller financial institutions such as PBCB;

•
the financial analysis presented by SunTrust to the PBCB board of directors, and the opinion delivered to PBCB’s board of directors by SunTrust to the effect that, as of July 25, 2005, and based upon and subject to the considerations described in the opinion, the exchange ratio to be used in determining the consideration to be received by holders of PBCB common stock in the merger is fair, from a financial point of view (see Annex C to this prospectus);

•
its review, based in part on the presentation of its financial advisors and PBCB’s management, of CBH’s business, operations, financial condition, earnings and prospects and the historical trading prices of CBH’s common stock as well as its greater liquidity as compared to PBCB common stock;

•
its belief that a combination with CBH would allow PBCB shareholders, as shareholders of the combined entity, to participate in a more favorable investment opportunity than a continuing investment in PBCB was likely to achieve on a stand-alone basis;

•
the complementary nature of the businesses of PBCB and CBH and the anticipated improved stability of CBH’s businesses and earnings in varying economic and market climates relative to PBCB on a stand-alone basis as a result of greater geographic, asset and line-of-business diversification;

•	the judgment, advice and analysis of PBCB’s management with respect to the potential strategic, financial and operational benefits of the merger;

•	its belief that the transaction with CBH offered greater value for PBCB’s shareholders than other alternatives available to PBCB, including continuing as an independent company;

•
the expected treatment of merger as a “reorganization” for U.S. federal income tax purposes, which would generally allow PBCB shareholders to avoid recognizing gain or loss upon the conversion of shares of PBCB common stock into shares of CBH common stock in the merger, and

•	the results of the due diligence of CBH conducted by PBCB management and its financial and legal advisors.

The foregoing discussion of the factors considered by PBCB’s board of directors is not intended to be exhaustive, but rather includes material factors considered by PBCB’s board of directors. In reaching its decision to approve the merger agreement and the other transactions contemplated by the merger agreement, PBCB’s board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. PBCB’s board of directors considered all these factors as a whole and considered them to be overall favorable to, and to support, a determination that the merger agreement is in the best interests of PBCB and its shareholders.

Opinion of Financial Advisor to the Board of Directors of PBCB

PBCB’s board of directors engaged SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., as its financial advisor in connection with the merger. At the July 23, 2005 meeting of the PBCB board of directors, SunTrust reviewed with the board its financial analysis of the merger and delivered its oral opinion, which was subsequently confirmed in writing on July 25, 2005, that, as of the date of such opinion and based upon and subject to certain matters stated therein, the 1.9835, referred to in “— Opinion of Financial Advisor to the Board of Directors of PBCB” as the “exchange ratio,” shares of CBH common stock to be exchanged for each share of PBCB common stock (other than certain shares specified in the merger agreement) was fair from a financial point of view to the holders of PBCB common stock.

The full text of the opinion of SunTrust, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is included as Annex C and is incorporated by reference in this prospectus. The summary of the SunTrust opinion described below is qualified in its entirety by reference to the full text of the SunTrust opinion. PBCB shareholders are urged to read the opinion carefully and in its entirety.

SunTrust’s opinion is directed to the board of directors of PBCB and relates only to the fairness from a financial point of view of the exchange ratio to the holders of PBCB common stock. SunTrust’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder. It addresses the aggregate consideration to be received by the holders of PBCB common stock as a whole, without regard to size of holdings by individual shareholders, and does not address the particular situations of specific shareholders.

Material and Information Considered with Respect to the Merger

In arriving at its opinion, SunTrust among other things:

•	reviewed the July 25, 2005 draft of the merger agreement;

•
reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of PBCB and CBH, including certain publicly available consensus financial forecasts and estimates relating to CBH that were reviewed and discussed with the management of CBH;

•	reviewed internal financial and operating information with respect to the business, operations and prospects of PBCB furnished to SunTrust by PBCB that is not publicly available;

•	reviewed the reported prices and trading activity of CBH’s common stock and compared those prices and activity with other publicly-traded companies that SunTrust deemed relevant;

•	compared the historical financial results and present financial condition of PBCB and CBH with those of publicly traded companies that SunTrust deemed relevant;

•	compared stock market data of CBH with publicly traded companies which SunTrust deemed relevant;

•	reviewed certain pro forma effects of the merger on CBH’s financial statements and potential benefits of the merger and discussed these items with the management of PBCB and CBH;

•	compared the financial terms of the merger with the publicly available financial terms of certain other recent transactions that SunTrust deemed relevant;

•
conducted discussions with members of the management of PBCB and CBH concerning their respective businesses, operations, assets, present condition and future prospects; and undertook such other studies, analyses and investigations, and considered such information, as SunTrust deemed appropriate.

SunTrust assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by it in arriving at its opinion. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits of the merger provided to or discussed with it, SunTrust assumed, at the direction of the management of PBCB and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of PBCB and CBH and are otherwise reasonable. SunTrust also assumed with the approval of PBCB that the future financial results referred to in its opinion that were provided to it by PBCB will be achieved, and that the synergies and other potential benefits of the merger will be realized, at the times and in the amounts estimated by the management of PBCB and CBH.

In arriving at its opinion, SunTrust did not conduct a physical inspection of the properties and facilities of PBCB. SunTrust did not review individual credit files nor did it make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of PBCB or CBH or any of their respective subsidiaries (including, without limitation, Commerce Bank), and SunTrust was not furnished with any such evaluation or appraisal. SunTrust is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, SunTrust assumed that PBCB’s and CBH’s allowances for losses are in the aggregate adequate to cover those losses.

The SunTrust opinion is necessarily based upon market, economic and other conditions as they existed on and could be evaluated as of, the date of its opinion. SunTrust’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to PBCB or PBCB’s underlying business decision to effect the merger. SunTrust was not asked to, nor did it, offer any opinion as to any terms or conditions of the merger agreement or the form of the merger (other than the exchange ratio). The financial markets in general and the market for the common stock of PBCB and CBH, in particular, are subject to volatility, and SunTrust’s opinion did not address potential developments in the financial markets or what the value of CBH common stock will be when issued pursuant to the merger agreement or the prices at which it will trade or otherwise be transferable at any time.

For purposes of its opinion, SunTrust assumed that:

•
the merger agreement does not differ in any respect from the draft it examined and that CBH and PBCB will comply in all material respects with the terms of the merger agreement and the transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement;

•	the merger will be treated as a tax-free reorganization for federal income tax purposes; and

•
all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on PBCB or CBH or on the expected benefits of the merger.

Subsequent developments may affect SunTrust’s opinion and SunTrust does not have any obligation to update or revise its opinion.

In preparing its opinion, SunTrust performed a variety of financial and comparative analyses, a summary of which is described below. The summary is not a complete description of the analyses underlying SunTrust’s opinion or the presentation made to PBCB’s board, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, or focusing on information in tabular format, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust’s opinion.

In performing its analyses, SunTrust made numerous assumptions with respect to PBCB, CBH, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of PBCB and CBH. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust’s opinion and analyses were only one of many factors considered by PBCB’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of PBCB’s board of directors or management of PBCB with respect to the merger or the consideration to be received by PBCB in the merger. The exchange ratio was determined on the basis of negotiations between PBCB and CBH. In arriving at its opinion, SunTrust did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative) supported or failed to support its opinion. Rather, SunTrust arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believed that the totality of the factors considered and analysis it performed in connection with its opinion operated collectively to support its determination as to the fairness of the exchange ratio from a financial point of view. PBCB’s decision to enter into the merger was made solely by PBCB’s board of directors and not as a result of a recommendation by SunTrust.

The following is a summary of the material financial and comparative analyses presented by SunTrust in connection with its opinion to PBCB’s board of directors. The summary includes information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Aggregate Consideration

The consideration upon which SunTrust based its opinion consists of the following:

•	Based on the 1,676,575 shares of PBCB common stock outstanding as of July 25, 2005 and the exchange ratio, the shareholders of PBCB in the aggregate will receive 3,325,486 shares of CBH common stock.

•	Based on the last trading price of CBH common stock on July 22, 2005 of $33.22, the value of the shares of CBH common stock to be received in exchange for each share of PBCB common stock was $65.89.

The aggregate value of the shares of CBH common stock to be received by PBCB shareholders for purposes of the SunTrust opinion was $110,472,662.

In addition, 46,250 options to acquire shares of PBCB common stock at a weighted average exercise price of $11.54 were outstanding as of July 25, 2005, all of which will vest upon consummation of the merger. Based on the exchange ratio, these PBCB options will be exchanged for 91,737 options to acquire shares of CBH common stock at a weighted average exercise price of $5.82. The aggregate value of the options to acquire CBH common stock to be received in exchange for the PBCB options (defined as the difference between $33.22 and the new weighted average exercise price for the options) was $2,513,594.

Finally, CBH agreed in the merger agreement to allow PBCB to distribute $4,300,000 to the shareholders of PBCB prior to the consummation of the merger. Therefore, the total aggregate consideration to be paid to the shareholders of PBCB for purposes of SunTrust’s opinion equaled $117,286,256.

Analysis of PBCB

Analysis of Selected Publicly-Traded Reference Companies

SunTrust reviewed and compared publicly available financial data, market information and trading multiples for PBCB with other selected publicly-traded banks and thrifts located in the state of Florida that SunTrust deemed relevant to PBCB. These companies are:

BankAtlantic Bancorp, Inc. (BBX)
BankUnited Financial Corporation (BKUNA)
Capital City Bank Group, Inc. (CCBG)
Centerstate Banks of Florida, Inc. (CSFL)
Commercial Bankshares, Inc. (CLBK)
Harbor Florida Bancshares, Inc. (HARB)
Seacoast Banking Corporation of Florida, Inc. (SBCF)
TIB Financial Corp. (TIBB)

For the selected publicly-traded reference companies, SunTrust analyzed, among other things, stock price as a multiple of projected calendar year 2005 and 2006 earnings per share, book value per share, tangible book value per share and assets to market capitalization. All multiples were based on closing stock prices as of July 22, 2005. Projected earnings per share for the reference companies were based on First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following tables set forth the median multiples indicated by the market analysis of selected publicly-traded reference companies compared to multiples based upon the aggregate consideration set forth above:

	Peer Median		Merger
Market Price to:
Calendar 2005E EPS	20.59	x	28.19	x
Calendar 2006E EPS	17.51		25.78
Book Value Per Share (1)	2.41		4.65
Tangible Book Value Per Share (1)	2.93		4.65
Market Capitalization / Assets (1)	18.69%		33.50%
____________________________

(1) Palm Beach County Bank figures as of June 30, 2005.

SunTrust noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to PBCB and that, accordingly, the analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Analysis of Selected Merger and Acquisition Transactions

SunTrust reviewed and analyzed the financial terms, to the extent publicly available and deemed relevant by SunTrust, for all completed and pending mergers and acquisitions involving selling banks and thrifts in the state of Florida with total assets of between $100.0 million and $1.0 billion that were announced between January 1, 2002 and May 1, 2005. The universe included 28 reference transactions.

For the selected transactions, SunTrust analyzed, among other things, acquisition price as a multiple of latest twelve months earnings per share, book value per share, tangible book value per share, total assets and premium to deposits. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following tables set forth the median multiples indicated by this analysis compared to multiples based upon the aggregate consideration set forth above:

	Reference Transactions Median		Merger
Market Price to:
LTM EPS (1)	24.98	x	39.56	x
Book Value Per Share (2)	2.96		4.65
Tangible Book Value Per Share (2)	3.08		4.65
Total Assets (2)	22.87%		33.50%
Premium/Deposits (3)	23.38		39.24
____________________________

(1) PBCB figures as of March 31, 2005. Adjusted for impact of 35% tax rate.

(2) PBCB figures as of June 30, 2005.

(3) PBCB figures based on book value of $25.2 million as of June 30, 2005 and $234.5 million of core deposits at March 31, 2005.

SunTrust noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the merger and may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Dividend Discount Analysis

SunTrust performed a dividend discount analysis based upon projections provided by PBCB’s management for the fiscal years ending December 31, 2005 through 2010 to estimate the net present equity value per share of PBCB.  SunTrust discounted 4.5 years of estimated cash flows for PBCB, assuming a dividend rate sufficient to maintain an equity capital ratio (defined as equity divided by assets) of 6.00% and using a range of discount rates from 13% to 15%. In order to derive the terminal value of PBCB’s earnings stream beyond 2009, SunTrust assumed terminal value multiples of fiscal year 2010 net income ranging from 15.0x to 17.0x. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of PBCB common stock. This analysis yielded a range of stand-alone aggregate values for PBCB of between $72.9 million and $90.8 million, with a median value of $81.6 million.

Analysis of CBH

Analysis of Selected Publicly-Traded Reference Companies

SunTrust reviewed and compared publicly available financial data, market information and trading multiples for CBH with other selected publicly-traded reference companies that SunTrust deemed relevant to CBH. These companies are:

AmSouth Bancorporation (ASO)
Colonial BancGroup, Inc. (CNB)
Comerica Incorporated (CMA)
Compass Bancshares, Inc. (CBSS)
First Horizon National Corporation (FHN)
Huntington Bancshares Incorporated (HBAN)
KeyCorp (KEY)
M&T Bank Corporation (MTB)
North Fork Bancorporation (NFB)
Regions Financial Corporation (RF)
TD Banknorth Inc. (BNK)
UnionBanCal Corporation (UB)
Zions Bancorporation (ZION)

For the selected publicly-traded reference companies, SunTrust analyzed, among other things, stock price as a multiple of projected calendar years 2005 and 2006 earnings per share, book value per share, tangible book value per share and 2005 price to growth ratios. All multiples were based on closing stock prices as of July 22, 2005. Projected earnings per share for the reference companies were based on First Call consensus estimates. The following table sets forth the median multiples indicated by the market analysis of selected publicly-traded reference companies:

	CBH		Reference Companies Median
Market Price to:
Calendar 2005E EPS	18.0	x	14.3	x
Calendar 2006E EPS	15.5		13.0
Book Value Per Share	2.9		2.2
Tangible Book Value Per Share	2.9		3.0
2005 Price to Earnings Growth, or PEG, Ratio	1.1		1.6

SunTrust noted that none of the companies used in the market analysis of selected publicly-traded companies were identical to CBH and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Dividend Discount Analysis

SunTrust performed two separate dividend discount analyses to estimate the net present equity value per share of CBH: (i) a dividend discount analysis based upon projections provided by First Call for the fiscal years ending December 31, 2005 and 2006 and based upon the consensus five year projected net income growth estimates for CBH provided by First Call of 16.7% and an annual asset growth rate of 15% for the fiscal years ending December 31, 2007, 2008, 2009 and 2010; and (ii) a dividend discount analysis based upon projections provided by First Call for the fiscal years ending December 31, 2005 and 2006 and based upon CBH management’s long-term annual net income growth rate goal of 20% and an annual asset growth rate of 15% for the fiscal years ending December 31, 2007, 2008, 2009 and 2010.

SunTrust discounted 4.5 years of estimated cash flows for CBH using a range of discount rates in both analyses from 12% to 14%. In order to derive the terminal value of CBH’s earnings stream beyond 2009, SunTrust assumed terminal value multiples of fiscal year 2010 net income ranging from 14.5x to 16.5x. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CBH common stock. The analysis yielded a range of stand-alone values for CBH common stock under the First Call consensus case of between $32.89 and $40.40 per share, with a median value of $36.51 per share. The analysis yielded a range of stand-alone values for CBH common stock under the management goals case of between $37.04 and $45.47 per share, with a median value of $41.11 per share. SunTrust noted as part of its analysis that CBH’s closing stock price on July 22, 2005 was $33.22 per share.

Other Factors and Analyses

SunTrust took into consideration various other factors and analyses, including: historical market prices and trading volumes for CBH’s common stock; movements in the common stock of selected publicly-traded companies; movements in the S&P Bank Index; and analyses of the costs of equity of each of PBCB and CBH.

Information Regarding SunTrust

PBCB’s board of directors selected SunTrust to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with PBCB, its business and its industry. SunTrust is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to a letter agreement dated July 24, 2005, PBCB paid SunTrust a fee of $100,000 upon the delivery of its fairness opinion and the signing of the merger agreement. In addition, PBCB has agreed to pay SunTrust a financial advisory fee of $900,000 at closing of the merger. In addition, PBCB has agreed to reimburse SunTrust for its reasonable out-of-pocket expenses and to indemnify SunTrust and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. No limitations were imposed by PBCB on the scope of SunTrust’s investigation or the procedures to be followed by SunTrust in rendering its opinion. SunTrust was not requested to and did not make recommendations to PBCB’s board of directors as to the form or amount of the consideration to be received by PBCB shareholders, which was determined through arm’s length negotiations between PBCB and CBH. In arriving at its opinion, SunTrust performed a variety of financial and comparative analyses described above to determine the fairness, from a financial point of view, of the exchange ratio. In the ordinary course of its business, SunTrust and its affiliates may actively trade in the debt and equity securities of CBH for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust and its affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with PBCB or CBH in the ordinary course of business.

Interests of PBCB’s Directors, Executive Officers and Others in the Merger

PBCB’s shareholders should note that PBCB’s directors, executive officers and others noted below have interests in the merger that may be different from or in addition to the interests of PBCB shareholders generally. PBCB’s board of directors was aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger agreement.

PBCB Stock Ownership

PBCB’s directors and executive officers and their affiliates beneficially own approximately 44% of the PBCB common stock.

PBCB Stock Options

PBCB’s directors and executive officers currently hold options to purchase 21,500 shares of PBCB common stock at option prices per share ranging from $9.52 to $15.51. The merger will accelerate the vesting of those options that are not currently exercisable. Upon completion of the merger, holders of PBCB stock options will be entitled to receive CBH stock options and, upon the exercise of their CBH stock options, a number of shares of CBH common stock determined as described under “ — Material Terms of the Merger Agreement — Treatment of PBCB Stock Options.”

Employment Agreements

Commerce Bank entered into employment agreements with each of Messrs. Cearley and Martin, Ms. Minniear and Ms. Sheehan. Each of the employment agreements have terms of two years. Mr. Cearley’s employment agreement provides that Mr. Cearley will serve as Chairman/Florida and will be paid an annual base salary of $205,000. Mr. Martin’s employment agreement provides that Mr. Martin will serve as a Senior Vice President and will be paid an annual base salary of $187,500. Ms. Minniear’s employment agreement provides that Ms. Minniear will serve as a Vice President and will be paid an annual base salary of $89,000. Ms. Sheehan’s employment agreement provides that Ms. Sheehan will serve as a Vice President and will be paid an annual base salary of $82,000. Each of such employment agreements contain confidentiality and non-solicitation provisions. Messrs. Cearley’s and Martin’s employment agreements also contain non-competition provisions.

Change of Control Payments

Two members of PBCB’s senior management, Messrs. Cearley and Martin had employment agreements with PBCB providing them with certain benefits in the event of a “change in control,” as defined therein, of PBCB. In general, these benefits include the right to receive a lump sum equal to three times the executive’s annual base salary plus three times the most recent bonus paid to such executive. CBH and PBCB agreed that the completion of the merger will constitute a change in control for purposes of each of the employment agreements with Messrs. Cearley and Martin. Accordingly, upon completion of the merger, Mr. Cearley will receive approximately $735,000 and Mr. Martin will receive approximately $683,000 in satisfaction of the change in control provisions contained in each of their employment agreements with PBCB.

Indemnification

The merger agreement provides that for a period of six years after the effective time of the merger, CBH will indemnify all individuals who are or have been officers, directors or employees of PBCB prior to the merger from any acts or omissions in such capacities prior to the merger, to the extent that such indemnification is provided pursuant to the articles of incorporation or bylaws of PBCB on the date of the merger agreement and is permitted under the Florida Interstate Branching Act, as amended, the Florida Banking Corporation Act, as amended and The National Banking Act, as amended.

The Written Consent of Certain PBCB Shareholders

The proposed merger requires approval by a majority of the outstanding shares of PBCB common stock. Each share of PBCB common stock is entitled to one vote. On September 19, 2005, there were 1,676,575 shares of PBCB common stock outstanding. As of September 19, 2005, PBCB shareholders who control approximately 58.67% of the total voting power of PBCB’s outstanding shares of common stock have executed a written consent adopting and approving the merger and the merger agreement. Accordingly, no vote is required on your part. Therefore, PBCB will not need to hold a special meeting and no further action is required on the part of PBCB shareholders. The PBCB shareholders who have executed the written consent are certain PBCB directors, officers, affiliates, founders and their families and 5% shareholders.

Ownership of CBH Following the Merger

As a result of the merger, the holders of PBCB common stock will become shareholders of CBH. Upon completion of the merger, each outstanding share of PBCB stock will be converted into the right to receive CBH common stock.

We anticipate that CBH will issue approximately 3,325,486 shares of CBH common stock to PBCB shareholders. We also anticipate that CBH will issue approximately 91,737 additional shares of CBH common stock upon the exercise of currently outstanding options to purchase PBCB common stock that will be converted into options to purchase CBH common stock in the merger. Based upon the number of shares of CBH common stock issued and outstanding on September 19, 2005 and the number of shares of CBH common stock anticipated to be issued in the merger, excluding shares subject to PBCB options to be converted into CBH options in the merger, the shares of CBH common stock issued to PBCB shareholders in the merger will constitute approximately 2% of the outstanding common stock of CBH after the merger. Assuming the exercise of all of PBCB options, assumed in the merger, after the merger, PBCB shareholders will own approximately 2% of the common stock of CBH.

Board of Directors and Management of CBH and Commerce Bank Upon Completion of the Merger

When the merger is complete, CBH will continue to be managed by its current directors and officers and Commerce Bank will continue to be managed by its current directors and officers.

Regulatory Approvals

CBH and PBCB have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory permits, consents, approvals and authorizations required to complete the transactions contemplated by the merger agreement, which includes approval from the OCC. We must also provide notice of the transactions contemplated by the merger agreement to the FOFR. We filed an application with the OCC requesting approval of the merger and provided notice to the FOFR. The merger cannot proceed in the absence of approval from the OCC. Although CBH and PBCB expect to obtain the required regulatory approval, there can be no assurance as to if and when the regulatory approval will be obtained.

CBH and PBCB are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought.

Resale of CBH Common Stock

Shares of CBH common stock to be issued to PBCB shareholders in the merger have been registered under the Securities Act and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of PBCB as of the time the merger was approved by written consent or of CBH following the merger. Any subsequent transfer of shares, by any person who was an affiliate of PBCB at the time the merger was approved by written consent, or of CBH following the merger will, under existing law, require either:

•	the further registration under the Securities Act of the CBH common stock to be transferred,

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

•	the availability of another exemption from registration.

An “affiliate” of an entity is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such entity. These restrictions generally apply to the directors and executive officers of an entity and holders of 10% or more of such entity’s common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. CBH will give stop transfer instructions to the transfer agent with respect to the shares of CBH common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

PBCB has agreed in the merger agreement to cause each person who is an affiliate of PBCB for purposes of Rule 145 under the Securities Act to deliver to CBH a written agreement intended to ensure compliance with the Securities Act.

Appraisal Rights

Pursuant to Sections 1301 to 1333 of the Florida Business Corporation Act, any PBCB shareholder who has not consented to the merger and the merger agreement may dissent from the proposed merger and elect to have the fair value of his or her shares judicially determined and paid in cash (exclusive of any appreciation in anticipation of the merger), but only if the shareholder complies with the provisions of Sections 1301 to 1333 of the Florida Business Corporation Act, a copy of which is included as Annex B to this prospectus.

The following is a brief summary of the statutory procedures that must be followed by you to perfect your appraisal rights under Florida law. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 1301 to 1333 of the Florida Business Corporation Act, a copy of which is included as Annex B to this prospectus.

All written demands for appraisal should be addressed to: Calvin L. Cearley, c/o Palm Beach County Bank, 2130 Centre Park West Drive, West Palm Beach, Florida 33409. It is important that PBCB receive all written demands promptly as provided above. This written demand should be signed by, or on behalf of, the shareholder of record. The written demand for appraisal should be made pursuant to a fully executed appraisal form, a copy of which is included at the end of Annex B to this prospectus.

Within 20 days after PBCB notifies a shareholder it is taking action with respect to the merger without a shareholder meeting, a shareholder who elects to dissent must file with PBCB a written notice of the shareholder’s intent to demand payment if the merger is effectuated. A dissenting shareholder failing to file an election to dissent within that 20-day period will be bound by the terms of the proposed corporate action. Any shareholder who consents to the approval of the merger and the merger agreement may not exercise its right to dissent.

Within 10 days after the date the merger becomes effective, PBCB (or CBH) will provide each former shareholder who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate CBH’s estimate of the fair value of the common stock. The notice and offer to purchase at such fair value must be accompanied by a balance sheet of PBCB as of the end of the last fiscal year that is not more than 15 months before the appraisal notice, income statement of PBCB for that same period, a cash flow statement of PBCB for that same period, and the latest available interim financial statements of PBCB, if any.

A shareholder asserting dissenters’ rights must execute and return the form to CBH and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who deposits shares in accordance with the assertion of dissenters’ rights has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the dissenters’ procedures, unless the appraisal demand is withdrawn.

A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice, will no longer be entitled to dissenters’ rights, will be bound by the terms of the merger, and will receive the merger consideration. A shareholder who complies with the requirements and wishes to withdraw from the appraisal process may do so by notifying CBH in writing before the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without CBH’s written consent.

If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after CBH receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest, otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the merger. Once CBH has made payment of an agreed upon value, the shareholders will cease to have any interest in the shares.

If a shareholder makes demand for payment which remains unsettled, CBH shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If CBH fails to file such proceedings, any dissenting shareholder may do so in PBCB’s name. All dissenting shareholders, except for those that have agreed upon a value with CBH, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. CBH shall pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest with respect to his or her shares.

The court in any appraisal proceeding will determine the cost and expense of any appraisal proceeding and such costs and expenses will be assessed against CBH. However, all or any part of such cost and expense may be apportioned and assessed against all or some of the dissenting shareholders, in such amount as the court deems equitable, if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their dissenters’ rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against CBH if the court finds that CBH did not substantially comply with its requirements under Sections 607.1320 and 607.1322 of the Florida Business Corporation Act, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters’ rights provided by the Florida Business Corporation Act. In the event CBH fails to make any required payments, the shareholders may sue directly for the amount owed, and to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorney’s fees.

Dissenting shareholders may dissent as to less than all shares registered in their names. Thus, fiduciaries, such as brokers and trustees, may object to a proposal on behalf of some beneficial owners and vote in favor of it on behalf of others. If a dissenting shareholder dissents as to less than all shares registered in his or her name, the dissenting shareholder’s rights will be determined as if the shares to which he or she dissents and the other shares registered in his or her name were registered in the names of different shareholders.

Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

Listing of CBH Common Stock on NYSE

CBH common stock is listed on the New York Stock Exchange. CBH agreed to use its best efforts to cause the shares of CBH common stock to be issued in the merger to be listed on the New York Stock Exchange. It is a condition of the merger that those shares be listed on the New York Stock Exchange.

Accounting Treatment

CBH will account for the merger as a purchase, as that term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of PBCB as of the date of acquisition will be recorded at their respective fair values and added to those of CBH. The amount by which the purchase price paid by CBH exceeds the fair value of the net tangible and identifiable intangible assets acquired by CBH through the merger will be recorded as goodwill. Financial statements of CBH issued after the date of acquisition will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of PBCB.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Blank Rome LLP, the following discussion summarizes the material U.S. federal income tax consequences of the merger of PBCB with and into Commerce Bank, assuming that the merger is effected as described in the merger agreement and this prospectus. This opinion and the following discussion are based on currently existing provisions of the existing Treasury Regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to the shareholders of PBCB.

This discussion does not address all U.S. federal income tax considerations that may be relevant to particular PBCB shareholders in light of their individual circumstances or to PBCB shareholders who are subject to special rules, such as:

•	financial institutions and mutual funds;

•	banks;

•	insurance companies;

•	investment companies;

•	retirement plans;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method;

•	persons that hold their PBCB common stock as part of a straddle, a hedge against a currency risk or a constructive sale or conversion transaction;

•	persons that are or who hold their PBCB common stock through partnerships or pass-through entities;

•	persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold PBCB stock as qualified small business stock within the meaning of Section 1202 of the Code;

•	persons who are subject to the alternative minimum tax provisions of the Code; or

•	persons who acquired their PBCB common stock in connection with stock option or stock purchase plans or in some other compensatory transaction.

This discussion assumes that PBCB’s shareholders hold their shares of PBCB common stock as capital assets. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Furthermore, the discussion does not address the tax consequences of transactions effected before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which persons acquired PBCB common stock or disposed of CBH shares. PBCB shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

It is a condition to the closing under the merger agreement that Blank Rome LLP, counsel to CBH and Commerce Bank render a tax opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. This discussion is, and the opinion of Blank Rome LLP is subject to certain assumptions, limitations and qualifications, and is based upon the truth and accuracy of certain factual representations made by CBH, Commerce Bank and PBCB and upon the condition that there is no adverse change in U.S. federal income tax law. This discussion and the tax opinion of Blank Rome LLP do not bind the Internal Revenue Service from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings.

Assuming that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, the following U.S. federal income tax consequences will result to PBCB shareholders who exchange their PBCB stock for CBH stock:

•
No Gain or Loss. Subject to the discussion below regarding cash received in lieu of fractional shares of CBH common stock and cash received upon exercise of appraisal rights, PBCB shareholders receiving CBH common stock in the merger will not recognize any gain or loss as a result of the receipt of CBH common stock in the merger.

•
Tax Basis and Holding Period. A PBCB shareholder’s aggregate tax basis in the CBH common stock, including any fractional shares deemed received, as discussed below, will be equal to the aggregate tax basis of the PBCB common stock surrendered in the exchange. A PBCB shareholder’s holding period for the CBH common stock received will include the holding period for the PBCB common stock surrendered in the exchange.

Cash Payments Received in Lieu of Fractional Shares.

•
Gain or Loss. Cash payments received by PBCB shareholders in lieu of fractional shares of CBH common stock will be treated as if such fractional shares had been issued in the merger and then redeemed by CBH. A PBCB shareholder receiving such cash will generally recognize capital gain or loss with respect to such payment, equal to the difference, if any, between such PBCB shareholder’s tax basis in the fractional share and the amount of cash received. The capital gain or loss will be long-term if the holding period for such PBCB common stock is more than one year as of the date of the exchange.

Cash Payments Received Upon Exercise of Appraisal Rights.

•
A PBCB shareholder who receives cash for all of his or her shares of PBCB common stock pursuant to the exercise of appraisal rights in connection with the merger generally will recognize gain or loss equal to the difference between the tax basis of the shares of PBCB common stock surrendered and the amount of cash received, except that any cash received that is, or is deemed to be, interest for federal income tax purposes will be taxed as ordinary income. Gain or loss that is not treated as ordinary income will be capital gain or loss and any such capital gain or loss will be long-term if the PBCB shareholder has held such shares of PBCB common stock for more than one year as of the effective time of the merger.

Tax Treatment of the Entities.

•	No Gain or Loss. No gain or loss will be recognized by PBCB, CBH or Commerce Bank as a result of this merger.

Other relevant tax considerations in connection with the merger include the following:

Payments in connection with the merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if a holder: (a) fails to furnish his or her taxpayer identification number, or TIN, (b) furnishes an incorrect TIN, (c) fails to properly include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the shareholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign shareholders if such foreign shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each PBCB shareholder should consult such shareholder’s own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

PBCB shareholders receiving CBH common stock in the merger should file a statement with their U.S. federal income tax returns for the year in which the merger occurs setting forth the tax basis in the PBCB common stock exchanged in the merger and the fair market value of the CBH common stock received in the merger.

No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, shareholders of PBCB should be aware that the opinion of Blank Rome LLP discussed in this section is not binding upon the Internal Revenue Service. Moreover, the Internal Revenue Service could adopt a contrary position which could be sustained by a court.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, PBCB shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

  DESCRIPTION OF CBH STOCK

The following is a summary of certain provisions of CBH’s restated certificate of incorporation and is qualified in its entirety by reference to the complete text of CBH’s restated certificate of incorporation. For a further description of these provisions see “Comparison of Shareholder Rights.”

Authorized Capital

The authorized capital stock of CBH consists of 500,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value.

Under CBH’s restated certificate of incorporation, the CBH board of directors is authorized, without further shareholder action, to provide for the issuance of preferred stock in one or more series, with such designations, number of shares, relative rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the CBH board of directors. As of June 30, 2005, no shares of CBH preferred stock were outstanding.

Description of Common Stock

As of June 30, 2005, there were 163,339,251 shares of CBH common stock outstanding held by approximately 58,000 shareholders of record.

The rights, preferences and privileges of holders of CBH common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which CBH may designate and issue in the future.

Voting Rights. Holders of CBH common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. For a description of dividend rights, see “Comparison of Shareholder Rights — Dividends — CBH.”

Liquidation. For a description of liquidation rights, see “Comparison of Shareholder Rights — Liquidation — CBH.”

Preemptive Rights. For a description of preemptive rights, see “Comparison of Shareholder Rights — Preemptive Rights — CBH.”

Transfer Agent and Registrar. The transfer agent and registrar for CBH common stock is Registrar and Transfer Company.

“Anti-Takeover” Provisions

For a description of CBH’s anti-takeover provisions, see “Comparison of Shareholder Rights — “Anti-Takeover” Provisions — CBH.”

  COMPARISON OF SHAREHOLDER RIGHTS

The rights of shareholders of a corporation are governed by the laws of the state in which the corporation is incorporated, as well as the governing instruments of the corporation itself - that is, its certificate (or articles) of incorporation and bylaws. Therefore, differences in the rights of holders of CBH common stock and PBCB common stock arise from the states of their respective organization and their respective certificate or articles of incorporation and bylaws. CBH is organized under the laws of the state of New Jersey and PBCB is organized under the laws of the state of Florida. After the merger is completed, the rights of PBCB shareholders who become CBH shareholders will be governed by CBH’s restated certificate of incorporation and bylaws and the New Jersey Business Corporation Act.

The following is a summary of the material differences between CBH shareholders’ rights and PBCB shareholders’ rights. This summary is qualified in its entirety by references to applicable provisions of the New Jersey Business Corporation Act, Florida Business Corporation Act, CBH’s restated certificate of incorporation and bylaws and PBCB’s articles of incorporation and bylaws. This summary does not reflect the rules of the New York Stock Exchange that may apply to CBH.

Capital

CBH. CBH has the authority to issue 510,000,000 shares of capital stock consisting of 500,000,000 shares of common stock with a par value of $1.00 per share and 10,000,000 shares of preferred stock with no par value per share.

PBCB. PBCB has the authority to issue 2,000,000 shares of common stock with a par value of $5.60 per share. PBCB’s articles of incorporation do not authorize the issuance of preferred stock.

Preferred Stock

CBH. CBH’s restated certificate of incorporation authorizes CBH’s board of directors to issue, from time to time, 10,000,000 shares of preferred stock in one or more series. Prior to the issuance of a series of preferred stock, CBH’s board of directors may fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights, if any, relating to the shares of the series. If the series of preferred stock is convertible, CBH’s restated certificate of incorporation authorizes CBH’s board of directors to increase the authorized shares of any class or series, that the preferred stock is convertible into, including CBH common stock, to such number that will be sufficient, when added to the previously authorized but unissued shares of such class or series, to satisfy the conversion privileges of the convertible preferred shares issued. As of June 30, 2005, CBH’s board of directors has not designated a series of preferred stock.

PBCB. PBCB’s articles of incorporation do not authorize the issuance of preferred stock.

Shareholder Voting

CBH.

General. Each share of CBH common stock is entitled to one vote per share on all matters submitted to shareholders. Generally, corporate actions taken by vote of CBH shareholders are authorized upon receiving the affirmative vote of a majority of the votes cast by all CBH shareholders entitled to vote on such action. The election of directors is determined by a plurality vote, as the nominees receiving the highest number of votes cast by CBH shareholders will be elected to CBH’s board of directors.

Quorum. In general, a majority of the outstanding shares, represented in person or by proxy, at a shareholders’ meeting duly called shall constitute a quorum for the transaction of business.

Approval of Business Combinations. According to CBH’s restated certificate of incorporation, unless approved by resolution of CBH’s board of directors prior to the consummation of such transaction, any merger or consolidation of CBH with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of CBH to or with any other corporation, person or other entity, will require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of CBH issued and outstanding and entitled to vote.

PBCB.

General. Each share of PBCB common stock is entitled to one vote per share on all matters submitted to shareholders. Generally, corporate actions taken by vote of PBCB’s shareholders are authorized upon receiving the affirmative vote of a majority of the shares represented at the shareholders’ meeting and entitled to vote on the subject matter. The election for directors is determined by a plurality vote, as the nominees receiving the highest number of votes cast by PBCB shareholders will be elected to PBCB’s board of directors.

Quorum. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a shareholders’ meeting.

Approval of Business Combinations. Unless the board of directors requires a greater vote, a plan of merger or share exchange to be authorized must be approved by each class entitled to vote on the plan by a majority of all the votes entitled to be cast on the plan by that class.

Cumulative Voting

CBH. Holders of CBH common stock do not have cumulative voting rights.

PBCB. Holders of PBCB common stock do not have cumulative voting rights.

Action by Written Consent

CBH. Unless CBH’s board of directors otherwise expressly directs:

•  any action which may be taken at a meeting of shareholders may be taken without a meeting if all shareholders who would be entitled to vote at a meeting for such purpose execute a written consent approving such action; or

•  any action which may be taken at a meeting of shareholders, other than the annual election of directors, may be taken without a meeting, if a consent in writing to such action is signed by shareholders entitled to cast such a percentage of the number of votes which all such shareholders are entitled to cast thereon as is required by law for the taking of action at a meeting of the shareholders.

In no case may the percentage be less than the larger of two-thirds of the total number of votes which all CBH shareholders are entitled to cast upon such action or the minimum percentage of the vote required by law, if any, for the proposed action. Action by less than unanimous consent will not become effective until after at least ten days’ written notice of the action has been given to shareholders of record entitled to vote on the action. Action regarding a plan of merger or plan of consolidation may not, however, be approved by written consent by less than unanimous consent.

PBCB. Any action required or permitted by the Florida Business Corporation Act to be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if PBCB shareholders who hold outstanding PBCB stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted execute a written consent approving such action. Within ten days after obtaining authorization by written consent, notice must be given to those shareholders who have not consented in writing.

Preemptive Rights

CBH. Holders of CBH common stock have no preemptive, subscription, redemption or conversion rights.

PBCB. PBCB’s articles of incorporation provide that each PBCB shareholder has the right to purchase, subscribe for, or receive a right or rights to purchase or subscribe for, the subscription price offered to the general public, a pro rata portion of any stock of any class that PBCB may issue or sell, exclusive of shares issued pursuant to any option plan adopted by PBCB.

Amendment of Governing Documents

CBH.

Amendment of Certificate of Incorporation. Generally, under the New Jersey Business Corporation Act, an amendment to CBH’s restated certificate of incorporation requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. CBH’s restated certificate of incorporation, however, requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of capital stock of CBH issued and outstanding and entitled to vote to amend or rescind the provisions providing for a supermajority vote for certain business combinations.

Amendment of Bylaws. The bylaws may be amended or repealed by a majority vote of all of the shares of stock of CBH issued and outstanding and entitled to vote at any annual or special shareholders’ meeting. CBH’s board of directors may amend or repeal the bylaws by the affirmative vote of a majority of CBH’s board of directors at any regular or special meeting of CBH’s board of directors.

PBCB.

Amendment of Certificate of Incorporation. Under the Florida Business Corporation Act, with the limited exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without shareholder approval, a corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment must approve the amendment. Unless the Florida Business Corporation Act, the articles of incorporation or the board of directors requires a greater vote, the amendment to be adopted by shareholders must be approved by a majority of the votes entitled to be cast on the amendment. The board of directors may condition its submission of the proposed amendment on any basis.

Amendment of Bylaws. PBCB’s bylaws may be amended or repealed by either PBCB’s board of directors or PBCB’s shareholders, but PBCB’s board of directors may not amend or repeal (i) any bylaw adopted by PBCB’s shareholders if the shareholders specifically provide that such bylaw may be amended or repealed by PBCB’s directors, or (ii) any bylaw, the amendment of which is reserved exclusively to shareholders by the Florida Business Corporation Act.

Size and Classification of the Board of Directors

CBH. Currently, CBH’s board of directors is set at thirteen, but consists of twelve directors. CBH’s bylaws provide that the number of directors must not be less than five nor more than twenty-five directors as may be established by CBH’s board of directors by resolution. No reduction in the number of directors, however, may affect the terms of directors then in office. Directors are elected by the shareholders at the annual shareholders’ meeting. Each director is elected for a term of one year and until his successor is duly elected and qualified.

PBCB. Currently, PBCB has seven directors. PBCB’s articles of incorporation provide that the number of directors may not be fewer than five. PBCB’s articles of incorporation further provide that a majority of the full board of directors may, at any time during the year following the annual meeting of shareholders in which the action has been authorized, increase the number of directors by not more than two and appoint persons to fill the vacancies. PBCB’s bylaws provide that the number of directors may be increased or decreased from time to time by amendment to the bylaws, but no decrease may have the effect of shortening the terms of any incumbent director. Directors are elected by the shareholders at the annual shareholders’ meeting. Each director is elected for a term of one year and until his successor is duly elected and qualified.

Removal of Directors

CBH. According to CBH’s bylaws, the entire board of directors or any individual director may be removed from office without cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at any annual election of directors. In the event that the board of directors or any one or more directors is removed, new directors may be elected at the same meeting. The board of directors may remove or suspend a director by unanimous written consent, pending a final determination, for any proper cause.

PBCB. According to PBCB’s bylaws, at a shareholders’ meeting expressly called for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

“Anti-Takeover” Provisions

CBH.

CBH’s Restated Certificate of Incorporation. CBH’s restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding capital stock of CBH entitled to vote on the following transactions in order to permit the consummation of any of the following transactions:

•	any merger or consolidation of CBH with or into any other corporation; or

•	any sale, lease, exchange or other disposition of all of the assets of CBH to or with any other corporation, person or other entity.

The 80% voting requirement does not, however, apply to any transaction approved by CBH’s board of directors prior to the consummation of the transaction.

CBH’s restated certificate of incorporation also provides for the issuance of up to 10,000,000 shares of preferred stock; the rights, preferences and limitations of which may be determined by CBH’s board of directors. Issuance of CBH preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to secure a majority of CBH’s outstanding voting stock. The authority of CBH’s board of directors to issue CBH preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable CBH’s board of directors to prevent a change of control despite a shift in ownership of CBH common stock. In addition, CBH’s board of directors’ authority to issue additional shares of CBH common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

The provisions in CBH’s restated certificate of incorporation relating to the 80% voting requirements and issuance of CBH preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing shareholders from making management changes.

These provisions may enhance the possibility that a potential bidder for control of CBH will be required to act through arms-length negotiation with respect to such major transactions, such as a merger, consolidation or purchase of substantially all of the assets of CBH. These provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of CBH the power to reject certain transactions which might be desired by the owners of a majority of CBH’s voting securities.

These provisions could also be deemed to benefit incumbent management to the extent they deter such offers by persons who would wish to make changes in management or exercise control over management. CBH’s board of directors does not presently know of a third party that plans to make an offer to acquire CBH through a tender proposal offer, merger or purchase of substantially all the assets of CBH.

Banking Regulations. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless (i) the acquisition is subject to Federal Reserve Board approval under the Bank Holding Company Act of 1956, referred to as the BHCA or (ii) the Federal Reserve Board has been given 60 days prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice:

•	disapproving the proposed acquisition, or

•
extending for up to another 30 days the period during which such a disapproval may be issued. In addition, the Federal Reserve Board may extend the period for two additional periods not to exceed 45 days each in certain circumstances.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as CBH, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

In addition, any person or entity would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent, five percent in the case of an acquirer that is a bank holding company, or more of the outstanding shares of CBH common stock, or otherwise obtaining “control” over CBH. Under the BHCA, “control” generally means:

•	the ownership, control or power to vote 25 percent or more of any class of voting securities of the bank holding company;

•	the ability to control in any manner the election of a majority of the bank holding company’s directors; or

•
the ability, directly or indirectly, to exercise a controlling influence over the management and policies of the bank holding company, as determined by the Board of Governors of the Federal Reserve System.

New Jersey Corporate Law. The New Jersey Business Corporation Act restricts the transactions that a publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey, referred to as a resident domestic corporation, can engage. For example, the New Jersey Business Corporation Act provides that no resident domestic corporation may engage in a “business combination,” as defined in the New Jersey Business Corporation Act, with an “interested shareholder” of the corporation for a period of five years following the interested shareholder’s stock acquisition, unless the business combination is approved by the board of directors of the corporation prior to the interested shareholder’s stock acquisition. An interested shareholder is a beneficial owner of ten percent or more of the voting power of a corporation.

In addition, the New Jersey Business Corporation Act provides that no resident domestic corporation may engage, at any time, in any business combination, with any interested shareholders of the corporation other than:

•	a business combination approved by the board of directors of such corporation prior to the interested shareholder’s stock acquisition;

•	a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or

•
a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by that interested shareholder.

CBH cannot opt out of the foregoing provisions of the New Jersey Business Corporation Act.

The New Jersey Business Corporation Act allows the directors of a New Jersey corporation to look at various factors in considering a proposal or offer to acquire the corporation. Specifically, the New Jersey Business Corporation Act provides that a director of a New Jersey corporation, in evaluating a proposal or offer to acquire the corporation, may consider any of the following:

•	the effects of any action on the corporation’s shareholders;

•	the effects of the action on the corporation’s employees, suppliers, creditors and customers;

•	the effects of the action on the community in which the corporation operates; and

•
the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any barriers to, or refrain from impeding, such proposal or offer.

The existence of the foregoing provisions could

•	result in CBH being less attractive to a potential acquirer; and

•	result in CBH’s shareholders receiving less for their shares of common stock than otherwise might be available in the event of a takeover attempt.

PBCB. The Florida Business Corporation Act prohibits an “affiliated transaction” (defined generally to include mergers, sales and leases of assets, issuances of securities and other similar transactions) by PBCB or any subsidiary with an “interested shareholder” (defined generally to be the beneficial owner of 10% or more of PBCB’s voting stock) within three years after the person or entity becomes an interested shareholder, unless: (i) the affiliated transaction shall have been approved by the disinterested directors of PBCB before the person became an interested shareholder; (ii) the interested shareholder has owned at least 80% of PBCB’s outstanding voting shares for at least five years or is the owner of at least 90% of PBCB’s outstanding voting shares (excluding shares acquired directly from PBCB in a transaction not approved by the disinterested directors); (iii) the consideration to be paid to PBCB shareholders satisfies certain fair price and form requisites; or (iv) the affiliated transaction is approved by the holders of at least two-thirds of the outstanding voting stock of PBCB, excluding shares held by the interested shareholder.

The Florida Business Corporation Act provides that shares acquired in a “control share acquisition” will have the same voting rights as were accorded such shares before the control share acquisition only to the extent granted by resolution approved by the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of such corporation, inside directors or the acquiring party). A “control share acquisition” is defined to mean an acquisition that immediately thereafter entitled the acquiring party to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) a majority or more of such voting power. An acquisition will generally not be deemed a “control share acquisition” if it is pre-approved by the corporation’s board of directors.

Dividends

CBH. Holders of CBH common stock are entitled to receive ratably dividends, if any, as may be declared by CBH’s board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. It is the present intention of CBH’s board of directors to pay quarterly cash dividends on CBH’s common stock. However, the declaration and payment of future dividends will be subject to determination and declaration by the board of directors, which will consider, among other things, the following:

•	the earnings;

•	the financial condition;

•	the regulatory requirements; and

•	the capital needs

of CBH, Commerce Bank and Commerce Bank/North.

Subject to the preferences, limitations and relative rights as may be fixed for any series of CBH preferred stock that may be issued, holders of CBH common stock are entitled to receive dividends, when, as and if declared by the board of directors out of legally available funds.

CBH is a legal entity separate and distinct from its banking and other subsidiaries. Under the New Jersey Business Corporation Act, a corporation may not pay dividends or purchase, redeem or otherwise acquire its own shares unless, if after paying dividends or acquiring its own stock:

•	the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•
its total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

Contractual obligations may also limit CBH’s ability to declare or pay dividends.

Cash available for dividend distribution to the holders of CBH’s common stock and preferred stock must initially come primarily from dividends paid to CBH by Commerce Bank, and Commerce Bank/North. Accordingly, restrictions on Commerce Bank’s and Commerce Bank/North’s cash dividend payments directly affect the payment of cash dividends by CBH.

Commerce Bank, as a national bank, is subject to certain limitations on the amount of cash dividends that it can pay without the prior approval of the Office of the Comptroller of the Currency, referred to as the OCC. The prior approval of the OCC is required if the total of all cash dividends declared by a national bank in any calendar year will exceed the total of the bank’s net income for that year combined with the retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

Commerce Bank/North, as a New Jersey State Bank, is also subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Commerce Bank/North unless, following the payment of the dividend, the capital stock of Commerce Bank/North is unimpaired and either:

•	Commerce Bank/North will have a surplus of not less than 50% of its capital stock; or

•	the payment of the dividend will not reduce the surplus of Commerce Bank/North.

In addition, the OCC and the Federal Deposit Insurance Corporation have authority to prohibit banks from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting their businesses. The payment of cash dividends could, depending upon the financial condition of the bank involved, be considered an unsafe or unsound practice.

PBCB. Subject to exceptions set forth in PBCB’s bylaws, PBCB’s board of directors may from time to time declare and PBCB may pay dividends on its shares in cash, property or PBCB shares, except when the corporation is insolvent or when the payment would violate applicable governmental statutes or regulations, render PBCB insolvent or when the declaration or payment would be contrary to any restrictions contained in PBCB’s articles of incorporation.

Liquidation

CBH. Upon the liquidation, dissolution or winding up of CBH, the holders of CBH common stock are entitled to receive ratably the net assets of CBH available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

PBCB. Under Florida law, a dissolved corporation may continue its corporate existence and carry on its business as appropriate to wind up and liquidate its business and affairs, including collecting its assets, disposing of its properties that will not be distributed in kind to shareholders, discharging or making provision for discharging its liabilities and distributing its remaining property among its shareholders according to their interests.

  INFORMATION CONCERNING CBH

Important business and financial information about CBH is incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” that begins on page 53 of this prospectus.

  INFORMATION CONCERNING PBCB

PBCB is a privately-held state-chartered bank organized under the laws of the State of Florida. PBCB offers a broad range of commercial banking services to consumers in Palm Beach County, Florida. As of June 30, 2005, PBCB had approximately $350 million in assets, total loans of approximately $268 million and total deposits of approximately $262 million. PBCB operates seven branch offices located in Boca Raton, Boynton Beach, Delray Beach, Lake Worth, North Palm Beach, Palm Beach and West Palm Beach, Florida. As of September 1, 2005, PBCB had 72 employees.

PBCB Common Stock Information and Dividend Policy

There is no established public trading market for PBCB common stock. As of September 19, 2005, there were 1,676,575 shares of PBCB common stock outstanding, held by approximately 58 holders of record. It is PBCB’s established practice to make annual cash profit distributions to its shareholders. PBCB made profit distributions of $0.50 per share, $0.60 per share and $0.48 per share in 2003, 2004, and 2005, respectively.

Security Ownership of Certain Beneficial Owners and Management of PBCB

The following table sets forth information, as of September 19, 2005, to the best of PBCB's knowledge, concerning the beneficial ownership of PBCB's voting securities of:

•	each person that is the beneficial owner of five percent or more of PBCB's voting securities;

•	PBCB's chief executive officer and each of PBCB's two most highly compensated executive officers whose salary and bonus in 2004 exceeded $100,000;

•	each director of PBCB; and

•	all of PBCB's directors and executive officers as a group.

Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The securities "beneficially owned" by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they include securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options or warrants within 60 days of September 19, 2005. Beneficial ownership may be disclaimed as to certain of the securities.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Virginia O. Chua[2]	131,410	7.8%
John H. Ledbetter[3]	97,526	5.8
Calvin L. Cearley[4]	63,000	3.7
William R. Martin[5]	72,200	4.3
Nancy J. Minniear[6]	13,407	*
John D. Martin[7]	42,430	2.5
Stormet C. Norem	20,173	1.2
Peter A. Rapaport[8]	324,526	19.4
Jonathan F. Rapaport[9]	99,298	5.9
Dean J. Rosenbach[10]	27,593	1.6
All executive officers and directors as a group (8 persons)[11]	662,627	39.0%
_______________
* Less than 1%.
1 The address of each of the beneficial owners is c/o PBCB, 2130 Centrepark West Drive, West Palm Beach, Florida 33409.
2 All shares are held by the Virginia O. Chua Revocable Trust, dated September 26, 2001, of which Ms. Chua is the Trustee.
3 Includes 48,763 shares held by the John D. Ledbetter Trust 2003, dated May 8, 2003 and 48,763 shares held by the Whitney A. Ledbetter Trust 2003, dated May 8, 2003. Mr. Ledbetter is the Trustee of each of these Trusts. Does not include 48,763 shares held by the Rita W. Ledbetter Trust 2003, dated May 8, 2003, of which Mr. Ledbetter’s spouse, Rita W. Ledbetter, is the Trustee.
4 Includes 43,000 shares held by the Calvin L. Cearley, Sr. Living Trust, dated February 1, 2001, of which Mr. Cearley is the Trustee, and 20,000 shares which are issuable upon the exercise of vested stock options held by Mr. Cearley.
5 All shares are held jointly with Mr. Martin's spouse, Diane D. Martin.
6 Includes 11,907 shares which are held jointly with Ms. Minniear's spouse, Linden Minniear, and 1,500 shares which are issuable upon the exercise of vested stock options held by Ms. Minniear.
7 Includes 42,430 shares held by the John D. Martin Trust, of which John D. Martin is the Trustee. Does not include 42,383 shares held by the Nancy P. Martin Trust, of which Mr. Martin’s spouse, Nancy P. Martin, is the Trustee.
8 Does not include 42,680 shares held by Mr. Rapaport’s spouse, Elizabeth Rapaport.
9 Includes 90,472 shares held individually, 7,426 shares held as Custodian of Zachery H. Rapaport and 1,400 shares held as Custodian for Matthew Rapaport.
10 All shares are held jointly with Mr. Rosenbach's spouse, Ellen S. Rosenbach.
11 Includes 21,500 shares issuable upon the exercisse of vested stock options held by executive officers and directors.

As a result of the merger, each share of PBCB common stock will be converted into 1.9835 shares of CBH common stock. CBH and PBCB anticipate that CBH will issue approximately 3,325,486 shares of CBH common stock to PBCB shareholders in the merger. CBH and PBCB also anticipate that options to purchase PBCB common stock will be converted into options to purchase approximately 91,737 shares of CBH common stock in the merger. Based on the number of shares of CBH common stock issued and outstanding on September 19, 2005 and the number of shares of CBH common stock to be issued in the merger, excluding shares subject to PBCB options to be converted into CBH options in the merger, following the merger existing CBH shareholders will own approximately 98% and former PBCB shareholders will own approximately 2% of the outstanding common stock of CBH. The percentage of the outstanding common stock of CBH of each beneficial owner of more than five percent of any class of PBCB common stock, each PBCB director and all PBCB directors and executive officers as a group after the merger will each be less than 1% of the issued and outstanding shares of CBH.

WHERE YOU CAN FIND MORE INFORMATION

CBH files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that CBH files or furnishes at the SEC’s public reference room at 100 F Street, N.E., Room 580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. CBH’s SEC filings are also available to the public from commercial retrieval services and at the Internet website maintained by the SEC at www.sec.gov and CBH’s Internet website at www.commerceonline.com. CBH has included its website address in this prospectus only as an inactive textual reference and does not intend it to be an active link to its website. Information contained on CBH’s website is not part of this prospectus.

CBH filed a registration statement on Form S-4 to register with the SEC the CBH common stock CBH will issue in the merger. This prospectus is a part of that registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that CBH can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that CBH has previously filed with the SEC.

•
Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005 including those portions of CBH’s proxy statement for its 2005 annual meeting of shareholders incorporated by reference in the Annual Report on Form 10-K;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 9, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 5, 2005;

•
Current Reports on Form 8-K filed on February 16, 2005, March 10, 2005, March 17, 2005, April 13, 2005 (filed pursuant Item 5.02), May 11, 2005, June 9, 2005, June 10, 2005, August 19, 2005 and September 12, 2005; and

•	The description of CBH common stock, which is incorporated by reference from CBH’s Current Report on Form 8-K filed with the SEC on November 17, 2004.

All documents filed by CBH pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 thereto) with the SEC from the date of this prospectus through the completion of the merger (or, if earlier, the date on which the merger agreement is terminated) are also deemed to be incorporated by reference into this prospectus and deemed a part of this prospectus from the date that document is filed.

You should rely on the information contained or incorporated by reference in this prospectus. Neither CBH nor PBCB has authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated September 23, 2005. You should not assume that the information contained in the prospectus is accurate as of any date other than that date and with respect to material incorporated into this document by reference, the dates of such incorporated material, and neither the mailing of this prospectus nor the issuance of CBH common stock in the merger will create any implication to the contrary.

LEGAL MATTERS

The validity of the shares of CBH common stock offered by this prospectus to be issued in the merger will be passed upon for CBH by Blank Rome LLP. Certain tax consequences of the merger will be passed upon by Blank Rome LLP.

EXPERTS

The consolidated financial statements of CBH appearing in CBH’s Annual Report (Form 10-K) for the year ended December 31, 2004, and CBH management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

among

COMMERCE BANCORP, INC.

COMMERCE BANK, N.A.

and

PALM BEACH COUNTY BANK

Dated as of July 25, 2005

Table of Contents

ARTICLE I.	DEFINITIONS AND INTERPRETATION	A-1
1.1	Definitions	A-1
1.2	Terms Defined Elsewhere	A-5
1.3	Interpretation	A-6

ARTICLE II.	PLAN OF MERGER	A-6
2.1	The Merger	A-6
2.2	Effective Time and Effects of the Merger	A-7
2.3	Tax Consequences	A-7
2.4	Conversion of PBCB Common Stock	A-7
2.5	NA Common Stock	A-8
2.6	Articles of Incorporation and Bylaws	A-8
2.7	Directors and Executive Officers	A-8
2.8	CBH to Make Shares Available	A-8
2.9	Exchange of Shares	A-9
2.10	Stock Options	A-10
2.11	Voting Agreements	A-11

ARTICLE III.	DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES	A-11
3.1	Disclosure Schedules	A-11
3.2	Standards	A-11
3.3	Subsidiaries	A-12

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PBCB	A-12
4.1	Corporate Organization	A-12
4.2	Capitalization	A-12
4.3	Authority	A-13
4.4	Consents and Approvals	A-13
4.5	No Violations	A-13
4.6	Licenses, Franchises and Permits	A-14
4.7	Regulatory Reports	A-14
4.8	Financial Statements	A-14
4.9	Deposits	A-15
4.10	Broker's Fees	A-15
4.11	Properties	A-15
4.12	Intellectual Property	A-15
4.13	Condition of Fixed Assets and Equipment	A-16
4.14	Absence of Certain Changes or Events	A-16
4.15	Legal Proceedings	A-16
4.16	Taxes	A-16
4.17	Employees	A-17
4.18	Intentionally Omitted	A-18
4.19	Certain Contracts	A-18

A-i

4.20	Agreements with Regulatory Agencies	A-19
4.21	Environmental Matters	A-19
4.22	Opinion	A-20
4.23	Insurance	A-20
4.24	Approvals	A-20
4.25	Loan Portfolio	A-20
4.26	Reorganization	A-21
4.27	State Takeover Laws and Charter Provisions	A-21
4.28	Sole Agreement	A-21
4.29	Disclosure	A-21
4.30	Absence of Undisclosed Liabilities	A-21
4.31	Allowance for Loan Losses	A-22
4.32	Compliance with Laws	A-22
4.33	Material Contract Defaults	A-22
4.34	Certain Regulatory Matters	A-22

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF CBH	A-23
5.1	Corporate Organization	A-23
5.2	Capitalization	A-23
5.3	Authority; No Violation	A-24
5.4	Consents and Approvals	A-24
5.5	SEC Reports	A-25
5.6	Regulatory Reports	A-25
5.7	Financial Statements	A-25
5.8	Broker's Fees	A-26
5.9	Absence of Certain Changes or Events	A-26
5.10	Legal Proceedings	A-26
5.11	CBH Information	A-26
5.12	Compliance with Laws	A-26
5.13	Ownership of PBCB Common Stock	A-27
5.14	Approvals	A-27
5.15	Reorganization	A-27
5.16	Taxes	A-27

ARTICLE VI.	COVENANTS RELATING TO CONDUCT OF BUSINESS	A-27
6.1	Covenants of PBCB	A-27
6.2	Covenants of CBH	A-29

ARTICLE VII.	ADDITIONAL AGREEMENTS	A-30
7.1	Regulatory Matters	A-30
7.2	Access to Information	A-30
7.3	Certain Actions	A-31
7.4	Stockholder Meeting	A-32
7.5	Legal Conditions to Merger	A-32
7.6	Affiliates	A-32
7.7	NYSE Listing	A-32
7.8	Employee Benefit Plans; Existing Agreements	A-32

A-ii

7.9	Indemnification of PBCB Directors and Officers	A-33
7.10	Additional Agreements	A-33
7.11	Accounting Matters	A-33
7.12	Tax Opinion	A-34
7.13	Execution and Authorization of Bank Merger Agreement	A-34
7.14	PBCB Information	A-34
7.15	Disclosure	A-34
7.16	Exchange with Voting Trust	A-34

ARTICLE VIII.	CONDITIONS PRECEDENT	A-35
8.1	Conditions to Each Party's Obligation To Effect the Merger	A-35
8.2	Conditions to Obligations of CBH	A-35
8.3	Conditions to Obligations of PBCB	A-36

ARTICLE IX.	TERMINATION AND AMENDMENT	A-37
9.1	Termination	A-37
9.2	Effect of Termination	A-38
9.3	Amendment	A-38
9.4	Extension; Waiver	A-38

ARTICLE X.	GENERAL PROVISIONS	A-39
10.1	Closing	A-39
10.2	Nonsurvival of Representations, Warranties and Agreements	A-39
10.3	Expenses	A-39
10.4	Notices	A-39
10.5	Counterparts	A-40
10.6	Entire Agreement	A-40
10.7	Governing Law	A-40
10.8	Severability	A-40
10.9	Publicity	A-40
10.10	Assignment; No Third Party Beneficiaries	A-41

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement
Exhibit C	Cearley Employment Agreement
Exhibit D	Martin Employment Agreement
Exhibit E	Minniear Employment Agreement
Exhibit F	[omitted]
Exhibit G	Form of Director Non-Competition Agreement
Exhibit H	Form of Affiliate Agreement

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of July 25, 2005, among Commerce Bancorp, Inc., a New Jersey business corporation ("CBH"), Commerce Bank, N.A., a national banking association and a wholly-owned subsidiary of CBH ("NA") and Palm Beach County Bank, a Florida commercial banking association ("PBCB").

RECITALS

The Boards of Directors of CBH, NA and PBCB have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which PBCB will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into NA.

As an inducement and condition to CBH and NA entering into this Agreement, (i) the Voting Trust Agreement dated as of August 12, 1999 (“Voting Trust Agreement”) by and among PBCB, all of the stockholders of PBCB and the Voting Trustees shall be terminated with respect to the PBCB common stock within ten business days of the date hereof and (ii) certain of the shareholders of PBCB (i.e., all of its directors and certain stockholders) have agreed to vote all of their shares of PBCB common stock which they are entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of PBCB Stockholders at which this Agreement is considered as set forth in the form attached hereto as Exhibit A ("Voting Agreement").

The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.         DEFINITIONS AND INTERPRETATION

1.1       Definitions. The following terms shall have the indicated definitions.

Acquisition Proposal. A proposed tender offer, written agreement, understanding or other proposal of any nature pursuant to which any Person or group, other than CBH or any CBH Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving PBCB or any PBCB Subsidiary; (ii) acquire the right to vote 10% or more of the outstanding voting securities of PBCB or any PBCB Subsidiary; (iii) acquire 10% or more of the assets or earning power of PBCB or of any PBCB Subsidiary; or (iv) acquire in excess of 10% of any class of capital stock of PBCB or any Subsidiary.

Affiliate. With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

Articles of Merger. The articles of merger complying with the FBA and the NBA reflecting the merger of PBCB with and into NA.

BHC Act. The Bank Holding Company Act of 1956, as amended.

CBH Common Stock. The common stock, par value $1.00 per share, of CBH.

DPC Shares. Shares held by PBCB, CBH or any of CBH's Subsidiaries in respect of a debt previously contracted.

Effective Time. The effective time of the Merger as specified in the Articles of Merger.

Environmental Laws. All federal, state and local laws, including common-law statutes, regulations, ordinances, codes, rules and other governmental restrictions, standards and requirements relating to the discharge of air pollutants, water pollutants or process waste water or substances, as now or at any time hereafter in effect, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended ("CERCLA"), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration, and any so-called "Superfund" or "Superlien" Laws.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Exchange Agent. The current or the successor stock transfer agent of CBH, which shall be responsible for the exchange of the Merger Consideration for the PBCB Common Stock.

Exchange Ratio. 1.9835 shares of CBH Common Stock for each share of PBCB Common Stock.

Expenses. All reasonable in amount and reasonably incurred out-of-pocket expenses (including all reasonable fees and reasonable expenses of counsel, accountants, investment bankers, experts and consultants to the applicable Party and its Affiliates) incurred by or on behalf of a Party to this Agreement in connection with this Agreement or the transactions contemplated by this Agreement.

FBA. Florida Interstate Branching Act, as amended, and the Florida Banking Corporation Act, as amended.

FDIC. The Federal Deposit Insurance Corporation.

FRB. The Board of Governors of the Federal Reserve System.

Fair Market Value. The average of the last reported sale price per share of the CBH Common Stock as reported on the NYSE (as reported in the Wall Street Journal or another mutually agreeable authoritative source) for the seven consecutive trading days immediately prior to the second business day prior to the Effective Time.

GAAP. Generally accepted accounting principles consistently applied during the periods involved.

Governmental Entity. Any court, administrative agency or commission or other governmental authority or instrumentality.

Hazardous Materials. Any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.

Intellectual Property. (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) Software; and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

IRS. The Internal Revenue Service.

Knowledge or aware. Any term of similar import means, (i) with respect to PBCB, the actual knowledge of each director and executive officer of PBCB or any PBCB Subsidiary, and (ii) with respect to CBH, the actual knowledge of each director and executive officer of CBH or any CBH Subsidiary.

Loan Property. Any property in which PBCB holds a security interest, and, where required by the context, such term means the owner or operator of such property.

Material Adverse Effect. With respect to CBH or PBCB, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (t) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (u) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (v) any action or omission of the parties taken with the prior written consent of the other parties hereto, (w) any events, conditions or trends in business or financial conditions affecting the banking industry, (x) any change or development in financial or securities markets or the economy in general, including changes in interest rates, (y) the announcement or execution of this Agreement, including any impact on relationships with customers or employees, or (z) charges and expenses contemplated in connection with the Merger and not otherwise in violation of this Agreement, including those related to employment contracts and severance payments; legal, accounting and investment banking fees; data processing conversion costs; and accounting changes or charges taken pursuant to Section 7.8 or (ii) the ability of the parties to consummate the transactions contemplated hereby.

Merger Consideration. The aggregate number of shares of CBH Common Stock issuable by CBH upon conversion of the PBCB Common Stock as provided herein.

NBA. The National Banking Act, as amended.

NYSE. The New York Stock Exchange.

OCC. The Office of the Comptroller of the Currency.

OCC Consent. The consent of the OCC necessary to consummation of the Merger.

Participation Facility. Any facility in which PBCB or its Subsidiaries participates in the management and, where required by the context, such term means the owner or operator of such facility.

PBCB Common Stock. The common stock, par value $5.60 per share, of PBCB.

PBCB Option Plan. The Palm Beach County Bank Voting Trust Plan "A" Incentive Stock Option Plan for officers and employees and Plan "B" Non-qualified Stock Option Plan for directors, officers and employees.

PBCB Stock Certificate. A certificate, which previous to the Merger represented any shares of PBCB Common Stock.

PBCB Voting Trust Certificates. Certificates issued by the Voting Trust Agreement dated August 12, 1999, by and among Palm Beach County Bank and the persons listed on Annex A thereto, representing interests in the PBCB Common Stock.

Per Share Merger Consideration. The shares of CBH Common Stock issuable hereunder for each share of PBCB Common Stock, which is 1.9835 shares of CBH Common Stock for each share of PBCB Common Stock.

Person. An individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative association or other form of business organization, trust, estate or any other entity.

Regulatory Agencies. The OCC, the FRB, the FDIC and any other regulatory authority or applicable self-regulatory organization with jurisdiction over the Merger.

Rights. Subscriptions, options, warrants, calls, commitments or agreements of any character to purchase capital stock.

SEC. The Securities and Exchange Commission.

Software. Computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

Subsidiary. The word "Subsidiary" (1) when used with respect to PBCB shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and (2) when used with respect to CBH shall mean each Subsidiary of CBH that is a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

Surviving Corporation. The surviving corporation to the Merger, which shall be NA.

Taxes. Taxes shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

Tax Return. Any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Trust Account Shares. Shares of PBCB Common Stock or CBH Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties.

Voting Trust. The Palm Beach County Bank Voting Trust.

1.2       Terms Defined Elsewhere. The capitalized terms set forth below are defined in the following sections:

"Agreement"	Preamble
"Benefit Agreements"	Section 7.8(d)

"CBH"	Preamble
"CBH Financial Statements"	Section 5.7
"CBH Preferred Stock"	Section 5.2
"CBH Reports"	Section 5.5
"CBH's Counsel"	Section 8.1(f)
"Closing"	Section 10.1
"Closing Date"	Section 10.1
"Code"	Section 2.3
"ERISA Affiliate"	Section 4.17(a)
"Exchange Fund"	Section 2.8
"Injunction"	Section 8.1(e)
"Loans"	Section 4.25(a)
"Maximum Amount"	Section 7.9
"Merger"	Recitals
"PBCB "	Preamble
"PBCB Contract"	Section 4.19(a)
"PBCB Disclosure Schedule"	Section 3.1
"PBCB Financial Statements"	Section 4.8
"Plans"	Section 4.17(a)
"Prospectus"	Section 4.4
"Regulatory Agreement"	Section 4.20
"Representatives"	Section 7.3(a)
"Requisite Regulatory Approvals"	Section 8.1(c)
"S-4"	Section 4.18
"Securities Act"	Section 2.10(b)
"State Banking Approvals"	Section 4.4
"Suntrust"	Section 4.10

1.3        Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date of this Agreement. No provision of this Agreement shall be construed to require PBCB, CBH or any of their respective Affiliates to take any action that would violate any applicable law (including common law), rule or regulation.

ARTICLE II.       PLAN OF MERGER

2.1        The Merger. Subject to the terms and conditions of this Agreement, in accordance with the FBA and NBA, at the Effective Time, PBCB shall merge with and into NA. NA shall be the Surviving Corporation, and shall continue its corporate existence under the laws of the United States of America. The name of the Surviving Corporation shall continue to be

"Commerce Bank, National Association". Upon consummation of the Merger, the separate corporate existence of PBCB shall terminate.

2.2        Effective Time and Effects of the Merger.

(a) Subject to the provisions of this Agreement, on the Closing Date, the Articles of Merger shall be duly prepared, executed and delivered for filing with the Secretary of State of the State of Florida and the OCC. The Merger shall become effective at the Effective Time. At and after the Effective Time, the Merger shall have the effects set forth in the FBA and NBA.

(b) At the Effective Time, the separate existence of PBCB shall cease, and NA, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of PBCB.

(c) At the Effective Time, all rights, assets, licenses, permits, franchises and interests of PBCB in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and choses in action shall be deemed to be vested in NA as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(d) At the Effective Time, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of PBCB whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of PBCB.

2.3        Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

2.4        Conversion of PBCB Common Stock.

(a) At the Effective Time, subject to Section 2.9(e), each share of PBCB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of PBCB Common Stock held directly or indirectly by PBCB, CBH or any of CBH's Subsidiaries (except for Trust Account Shares and DPC Shares)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, the Per Share Merger Consideration.

(b) At the Effective Time, all of the shares of PBCB Common Stock converted into the Per Share Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of PBCB Stock Certificates shall thereafter cease to have any rights with respect to such securities, except the right to receive for each share (i) the Per Share Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.9(b) hereof, and (iii) any cash in lieu of fractional shares pursuant to Section 2.9(e).

(c) If, between the date hereof and the Effective Time, (i) the shares of CBH Common Stock shall be changed (or CBH establishes a record date for changing such shares which is prior to the Effective Time) into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, (ii) a stock dividend shall be declared (or CBH establishes a record date for such dividend which is prior to the Effective Time) in respect of CBH Common Stock, or (iii) any distribution is made (or CBH establishes a record date for such distribution which is prior to the Effective Time) in respect of CBH Common Stock other than a regular quarterly cash dividend consistent with past practice, proportionate adjustments shall be made to the Exchange Ratio.

(d) At the Effective Time, all shares of PBCB Common Stock that are owned directly or indirectly by PBCB, CBH or any of CBH's Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of CBH, cash or other consideration shall be delivered in exchange therefor.

(e) As specifically permitted by this Agreement, if prior to the Effective Time, a dividend or distribution with respect to the PBCB common stock has been declared but not paid, such dividend or distribution shall be paid immediately prior to the Effective Time to the holders of PBCB Common Stock as of the applicable record date.

2.5        NA Common Stock. The shares of NA Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding and wholly-owned by CBH.

2.6        Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of NA, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of NA, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.7        Directors and Executive Officers. At and after the Effective Time, the directors of NA shall consist of all of the directors of NA serving immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The executive officers of NA immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.8        CBH to Make Shares Available. At the Effective Time, CBH shall deposit, or shall cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II, (i) certificates representing the shares of CBH Common Stock to be issued pursuant to Section 2.4 and Section 2.9(a) in exchange for outstanding shares of PBCB Common Stock, and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.9(e) hereof. Such cash and certificates for shares of CBH Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund."

2.9        Exchange of Shares.

(a) As soon as practicable after the Effective Time, and in any event within five business days after the Effective Time, or otherwise as may be agreed upon by the parties, the Exchange Agent shall mail to each holder of record of PBCB Stock Certificates at the Effective Time, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PBCB Stock Certificates shall pass, only upon delivery of the PBCB Stock Certificates, to the Exchange Agent) and instructions for use in effecting the surrender of the PBCB Stock Certificates in exchange for Per Share Merger Consideration. PBCB shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of PBCB Stock Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such PBCB Stock Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of CBH Common Stock which such holder of PBCB Common Stock became entitled to receive pursuant to the provisions of Article II hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the PBCB Stock Certificates, as provided in Section 2.9(e), and the PBCB Stock Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of PBCB Stock Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to CBH Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered PBCB Stock Certificate until the holder thereof shall surrender such PBCB Stock Certificate in accordance with this Article II. After the surrender of a PBCB Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CBH Common Stock represented by such PBCB Stock Certificate.

(c) If any certificate representing shares of CBH Common Stock is to be issued in a name other than that in which the PBCB Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the PBCB Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of CBH Common Stock in any name other than that of the registered holder of the PBCB Stock Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of PBCB of the shares of PBCB Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, PBCB Stock

Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of CBH Common Stock, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CBH Common Stock shall be issued upon the surrender for exchange of PBCB Stock Certificates, no dividend or distribution with respect to CBH Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CBH. In lieu of the issuance of any such fractional share, CBH shall pay to each former stockholder of PBCB who otherwise would be entitled to receive a fractional share of CBH Common Stock an amount in cash determined by multiplying (i) the Fair Market Value by (ii) the fraction of a share of CBH Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of PBCB for twelve months after the Effective Time shall be paid to CBH. Any stockholders of PBCB who have not theretofore complied with this Article II shall thereafter look only to CBH for payment of the Per Share Merger Consideration and/or the unpaid dividends and distributions on the CBH Common Stock deliverable in respect of each share of PBCB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CBH, PBCB, the Exchange Agent or any other person shall be liable to any former holder of shares of PBCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any PBCB Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PBCB Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such PBCB Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed PBCB Stock Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.10       Stock Options.

(a) At the Effective Time, each option granted by PBCB under the PBCB Option Plan (whether vested or unvested), which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of PBCB Common Stock in the Voting Trust and shall be converted automatically into a fully-vested option to purchase shares of CBH Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable CBH option plans, the agreements evidencing grants thereunder, and any other agreements between PBCB and an optionee regarding PBCB Options):

(i) the number of shares of CBH Common Stock to be subject to the new option shall be equal to the product of the number of shares of PBCB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of CBH Common Stock resulting from such multiplication shall be rounded to the nearest whole share (and .5 of a share shall be rounded up), and

(ii) the exercise price per share of CBH Common Stock under the new option shall be equal to the exercise price per share of PBCB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent (and .5 of a cent shall be rounded up).

(b) Prior to the Effective Time, CBH shall reserve for issuance under its existing stock option plans the number of shares of CBH Common Stock necessary to satisfy CBH's obligations under this Section.

2.11       Voting Agreements. As a material inducement for CBH and NA entering into this Agreement, simultaneously with the execution of this Agreement by the Parties, each director and certain stockholders of PBCB shall enter into the Voting Agreement which shall become effective upon the termination of the Voting Trust Agreement which shall occur no later than ten business days from the date hereof.

ARTICLE III.       DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES

3.1        Disclosure Schedules. Prior to the execution and delivery of this Agreement, PBCB has delivered to CBH, (the "PBCB Disclosure Schedule,") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of PBCB’s representations or warranties contained in Article IV, or to one or more of PBCB's covenants contained in Article VI (it being understood and agreed that (if an item is properly set forth in one PBCB Disclosure Schedule, it shall be deemed to be set forth in any other relevant PBCB Disclosure Schedule,) provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to PBCB.

3.2        Standards. No representation or warranty of PBCB contained in Article IV or of CBH contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of PBCB, or Article V, in the case of CBH, has had or would have a Material Adverse Effect with respect to PBCB or CBH, respectively.

3.3        Subsidiaries. Where the context permits, "CBH" shall refer to CBH and each of its Subsidiaries and "PBCB " shall refer to PBCB and each of its Subsidiaries.

ARTICLE IV.       REPRESENTATIONS AND WARRANTIES OF PBCB

Subject to Article III, PBCB hereby represents and warrants to CBH and NA as follows:

4.1        Corporate Organization.

(a) PBCB is a Florida chartered commercial banking association duly organized, validly existing and in good standing under the laws of the State of Florida and a member of the FRB. PBCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, holds properties and assets only of the types permitted by the laws of the State of Florida, the United States, the rules and regulations promulgated by the Banking Department and the FRB for insured depository institutions, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of PBCB, copies of which have previously been made available to CBH, are true and correct copies of such documents as in effect as of the date hereof. The deposit accounts of PBCB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.

(b) Each Subsidiary of PBCB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of PBCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(c) PBCB has no, and since December 31, 2000, PBCB has not had any, Subsidiaries other than those listed in Section 4.1(c) of the PBCB Disclosure Schedule, all of which are 100% owned. PBCB neither owns nor controls, directly or indirectly 5% or more of the outstanding equity securities, either directly or indirectly, of any Person.

(d) The minute books of PBCB contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of its stockholders and Board of Directors (including committees of the Board of Directors). PBCB has provided to CBH true, correct and complete copies of the charter documents of PBCB and each PBCB subsidiary.

4.2        Capitalization. The authorized capital stock of PBCB consists of 2,000,000 shares of common stock, par value $5.60 per share. As of the date hereof, (1) there are 1,676,575 shares of PBCB Common Stock issued and outstanding and (2) no shares of PBCB Common Stock held by PBCB as treasury stock. All shares of PBCB Common Stock are held of record by the Voting Trust which Voting Trust shall be terminated within ten business days of the date hereof. Except as set forth on Section 4.2 of the PBCB Disclosure Schedule, as of the date hereof, there were no shares of PBCB Common Stock reserved for issuance for any reason or purpose. All of the issued and outstanding shares of PBCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on the PBCB Disclosure Schedule, PBCB does not have and is not bound by any outstanding Rights calling for the purchase or issuance of any shares of PBCB Common Stock or any other equity security of PBCB or any securities representing the right to purchase or otherwise receive any shares of PBCB Common Stock or any other equity security of PBCB.

4.3        Authority. PBCB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PBCB. The Board of Directors of PBCB has directed that this Agreement and the transactions contemplated hereby be submitted to PBCB's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of PBCB's stockholders, no other corporate proceedings on the part of PBCB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PBCB and (assuming due authorization, execution and delivery by CBH) this Agreement constitutes a valid and binding obligation of PBCB, enforceable against PBCB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

4.4        Consents and Approvals. Except for (a) the filing with the SEC of the S-4, including the prospectus therein relating to the meeting of PBCB's stockholders to be held in connection with the transactions contemplated herein (the "Prospectus") and the SEC's declaration of the effectiveness of the S-4, (b) the approval of this Agreement by the requisite vote of the stockholders of PBCB, (c) the filing of applications and notices, as applicable, with the OCC under the Bank Merger Act, and approval of such applications and notices, (d) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (the "State Banking Approvals") and (e) any consents or approvals listed in Section 4.4 of the PBCB Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by PBCB in connection with (1) the execution and delivery by PBCB of this Agreement or (2) the consummation by PBCB of the Merger and the other transactions contemplated hereby.

4.5        No Violations. Except as may be set forth in Section 4.5 of the PBCB Disclosure Schedule, neither the execution and delivery of this Agreement by PBCB, nor the consummation by PBCB of the transactions contemplated hereby, nor compliance by PBCB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of PBCB, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PBCB or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of PBCB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PBCB is a party, or by which it or its properties or assets may be bound or affected.

4.6        Licenses, Franchises and Permits. PBCB and each PBCB Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, except where the failure to hold such licenses, franchises, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. All of such licenses, franchises, permits and authorizations are in full force and effect and are transferable to a successor to PBCB or any PBCB Subsidiary in connection with or subsequent to the Closing of the transactions contemplated herein without any Consent, other than the Banking Approvals, subject to the legal right and authority of such successor to engage in the activities licensed, franchised, permitted or authorized thereby and except where the failure of such licenses, franchises, permits and authorizations to be in full force and effect and transferable to a successor to PBCB or a PBCB Subsidiary would not reasonably be expected to have a Material Adverse Effect. Neither PBCB nor any PBCB Subsidiary has received notice of any Proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such Proceeding is pending or, to PBCB's Knowledge, has been threatened by any Governmental Authority.

4.7        Regulatory Reports. PBCB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of PBCB, no Regulatory Agency has initiated any proceeding or, to the Knowledge of PBCB, investigation into the business or operations of PBCB since December 31, 2001. There is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PBCB.

4.8        Financial Statements. PBCB has previously made available to CBH (1) copies of the balance sheets of PBCB as of December 31 for the fiscal years 2003 and 2004, and the related statements of earnings, stockholders' equity and cash flows for the fiscal years 2002 through 2004, inclusive, as reported in PBCB's Annual Report to Stockholders for the fiscal year ended December 31, 2004 ("Balance Sheet Date"), accompanied by the audit reports of McGladrey & Pullen, LLP, independent public accountants with respect to PBCB, and (2) copies of unaudited balance sheets and the related statements of earnings and stockholders' equity of PBCB at and for the quarters ended March 31, 2005 and June 30, 2005 (collectively, the "PBCB Financial Statements"). Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, the PBCB Financial Statements fairly present the financial position of PBCB as of the dates indicated therein, and when included in the Prospectus will fairly present the results of the operations and financial position of PBCB for the respective fiscal periods or as of the respective dates therein set forth. Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, each of the PBCB Financial Statements (including the related notes, where applicable) complies, and PBCB's Financial Statements to be included in the Prospectus after the date hereof will comply, with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been, and PBCB's Financial Statements to be included in the Prospectus will be, prepared in accordance with GAAP, except as indicated in the notes thereto. The books and records of PBCB have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.9        Deposits. None of the PBCB deposits (consisting of certificates of deposit, savings accounts, NOW accounts, money market accounts and checking accounts), is a brokered deposit.

4.10       Broker's Fees. Neither PBCB nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that PBCB has engaged, and will pay a fee or commission to SunTrust Capital Markets, Inc. ("Suntrust") in accordance with the terms of a letter agreement between Suntrust and PBCB, a true and correct copy of which has been previously made available by PBCB to CBH.

4.11       Properties. Section 4.11 of the PBCB Disclosure Schedule contains a true and complete list of all material real property owned or leased by PBCB. Except as adequately reserved against in the PBCB Financial Statements or disposed of since the Balance Sheet Date in the ordinary course of business, PBCB and each PBCB Subsidiary has good and marketable title, free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, real or personal, reflected in the PBCB Financial Statements as being owned by PBCB or any PBCB Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of PBCB and the PBCB Subsidiaries on a consolidated basis, held under leases or subleases by PBCB or any PBCB Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, or by equitable principles), and neither PBCB nor any PBCB Subsidiary nor, to PBCB's Knowledge, any other party thereto is in material breach or material default thereunder.

4.12       Intellectual Property. Section 4.12 of the PBCB Disclosure Schedule contains a true and complete list of all material PBCB Intellectual Property. Either PBCB or one of the PBCB Subsidiaries own or have a valid license to use all PBCB Intellectual Property, free and clear of all liens, encumbrances, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). PBCB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of PBCB and the PBCB Subsidiaries as currently conducted, except where the failure to have such property would not reasonably be expected to have a Material Adverse Effect. The PBCB Intellectual Property is valid and has not been cancelled, forfeited, expired or abandoned, and neither PBCB nor any PBCB Subsidiary has received any notice challenging the validity or enforceability of PBCB Intellectual Property, other than as would not reasonably be expected to have a Material Adverse Effect. To PBCB's Knowledge, the conduct of the business of PBCB and the PBCB Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third Person. The consummation of the transactions contemplated by this Agreement will not result in the material loss or material impairment of the right of PBCB or any PBCB Subsidiary to own or use any of the PBCB Intellectual Property, and the Surviving Company and its Subsidiaries will have substantially the same rights to own or use the PBCB Intellectual Property following the consummation of such transactions as PBCB and the PBCB Subsidiaries had prior to the consummation of such transactions, except such rights as would not reasonably be expected to have a Material Adverse Effect.

4.13       Condition of Fixed Assets and Equipment. Section 4.13 of the PBCB Disclosure Schedule contains a list of all material fixed assets and equipment used in the conduct of the business of PBCB and the PBCB Subsidiaries as of the Balance Sheet Date. Each such item of fixed assets and equipment having a net book value in excess of $25,000 is, to PBCB's Knowledge, in good operating condition and repair, normal wear and tear excepted.

4.14       Absence of Certain Changes or Events.

(a) Except as disclosed in any PBCB filings with the FRB prior to the date hereof, since December 31, 2004, (i) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on PBCB, and (ii) PBCB has carried on its business in the ordinary course of business consistent with past practices.

(b) Except as may be set forth in Section 4.14(b) of the PBCB Disclosure Schedule, since December 31, 2004 and solely with respect to executive officers (senior vice president or above) and directors, PBCB has not (1) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any such person from the amount thereof in effect as of December 31, 2004, (2) granted any severance or termination pay to such person or entered into any contract to make or grant any severance or termination pay to such person, (3) paid any bonus to such person or (4) entered into any employment- or compensation-related agreement with such person.

4.15       Legal Proceedings. Except as may be set forth in Section 4.15 of the PBCB Disclosure Schedule, (a) PBCB is not a party to any, and there are no pending or, to PBCB's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PBCB or challenging the validity or propriety of the transactions contemplated by this Agreement and (b) there is no injunction, order, judgment or decree imposed upon PBCB or its assets.

4.16       Taxes.

(a) Except as may be set forth in Section 4.16 of the PBCB Disclosure Schedule, PBCB has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of PBCB (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. Except as set forth in Section 4.16 of the PBCB Disclosure Schedule, (i) as of the date hereof PBCB has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of PBCB, the federal and state income Tax Returns of PBCB have not been audited by the IRS or appropriate state tax authorities.

(b) PBCB has qualified as a Subchapter S corporation for all periods from its formation through the Closing Date.

(c) Section 4.16 of the PBCB Disclosure Schedule identifies each subsidiary of PBCB that is a "qualified Subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B). Each PBCB subsidiary so identified has been a qualified Subchapter S subsidiary for all periods from its formation through the Closing Date.

(d) Neither NA nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any required change in the method of tax accounting for PBCB and/or its subsidiaries as a result of the Merger.

(e) Except as may be set forth in Section 4.16 of the PBCB Disclosure Schedule, PBCB has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1446, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other state, local or foreign laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing authorities all amounts required.  PBCB has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

(f) PBCB has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. PBCB has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).  For purposes of this Agreement, the term “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

4.17        Employees.

(a) Section 4.17(a) of the PBCB Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by PBCB, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with PBCB would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of PBCB, any Subsidiary or any ERISA Affiliate (the "Plans").

(b) PBCB has heretofore made available to CBH with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document; (ii) the actuarial report for such Plan for each of the last two years, (iii) the most recent determination letter from the IRS for such Plan and (iv) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.17(c) of the PBCB Disclosure Schedule: each of the Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan is subject to Title IV of ERISA; no Plan is a multiemployer plan within the meaning of section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or to the Knowledge of PBCB, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

(d) Except as may be set forth in Section 4.17(d) of the PBCB Disclosure Schedule, since December 31, 2004, PBCB has not (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) had any union organizing activities.

(e) Section 4.17(e) of the PBCB Disclosure Schedule sets forth all employment contracts, plans, programs, agreements or other benefits which could be subject to Section 280G of the Code.

4.18       Intentionally Omitted

4.19       Certain Contracts.

(a) Except as set forth in Section 4.19(a) of the PBCB Disclosure Schedule, PBCB is not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from CBH, PBCB, the Surviving Corporation or any of their respective Subsidiaries to any officer, director, employee or consultant of PBCB, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $25,000 per annum, or (v) which materially restricts the conduct of any line of business by PBCB. Each contract, arrangement, commitment or understanding of the type described in this Section 4.19(a), whether or not set forth in Section 4.19(a) of the PBCB Disclosure Schedule, is referred to herein as a "PBCB Contract." PBCB has previously delivered or made available to CBH true and correct copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.20(a).

(b) Except as set forth in Section 4.19(b) of the PBCB Disclosure Schedule, (i) each PBCB Contract is valid and binding and in full force and effect, (ii) PBCB has performed all obligations required to be performed by it to date under each PBCB Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of PBCB under any PBCB Contract, and (iv) no other party to any PBCB Contract is, to the Knowledge of PBCB, in default in any respect thereunder.

4.20        Agreements with Regulatory Agencies. Except as may be set forth in Section 4.20 of the PBCB Disclosure Schedule, PBCB is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.20 of the PBCB Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has PBCB been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.21        Environmental Matters. Except as may be set forth in Section 4.21 of the PBCB Disclosure Schedule:

(a) PBCB and, to the Knowledge of PBCB, each of the Participation Facilities and the Loan Properties, are in compliance with all Environmental Laws.

(b) To the Knowledge of PBCB, there is no suit, claim, action or proceeding pending or threatened before any Governmental Entity or other forum in which PBCB, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by PBCB, any Participation Facility or any Loan Property.

(c) To the Knowledge of PBCB, during the period of (x) PBCB's ownership or operation of any of its current or former properties, (y) PBCB's participation in the management of any Participation Facility, or (z) PBCB's interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the Knowledge of PBCB, prior to the period of (x) PBCB's ownership or operation of any of its current or former properties, (y) PBCB's participation in the management of any Participation Facility, or (z) PBCB's interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

4.22       Opinion. Prior to the execution of this Agreement, PBCB has received an opinion from Suntrust to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of PBCB is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

4.23       Insurance. Section 4.23 of the PBCB Disclosure Schedule includes a complete list of all insurance policies (other than title insurance policies or insurance policies of which any PBCB Subsidiary is a beneficiary incident to the making of individual loans) held by PBCB or any PBCB Subsidiary. There are no outstanding unresolved claims for losses under any such insurance policies. PBCB and the PBCB Subsidiaries have paid all amounts due and payable under any insurance policies and guaranties applicable to them and their assets and operations; all such insurance policies and guaranties are in full force and effect; and PBCB, the PBCB Subsidiaries and all of the PBCB Real Estate and other material properties of PBCB and the PBCB Subsidiaries are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.

4.24       Approvals. As of the date hereof, PBCB knows of no fact or condition relating to PBCB that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

4.25       Loan Portfolio.

(a) Except as may be set forth in Section 4.25 of the PBCB Disclosure Schedule, PBCB is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees or interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000, under the terms of which the obligor was, as of June 30, 2005, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater stockholder of PBCB, or to the Knowledge of PBCB, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.25 of the PBCB Disclosure Schedule sets forth (i) all of the Loans of PBCB that as of June 30, 2005, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) each asset of PBCB that as of June 30, 2005, was classified as "Other Real Estate Owned" and the book value thereof.

(b) Each Loan in original principal amount in excess of $25,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.26        Reorganization. As of the date hereof, PBCB has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.27        State Takeover Laws and Charter Provisions. PBCB has taken all necessary action to exempt the transactions contemplated by this Agreement from any restrictive provision of (i) any applicable moratorium, control share, fair price, business combination, or other anti-takeover laws and regulations, or (ii) the Articles of Incorporation or Bylaws of PBCB.

4.28       Sole Agreement. With the exception of this Agreement, neither PBCB, nor any PBCB Subsidiary, is a party to any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or, except as disclosed on Section 4.28 of the PBCB Disclosure Schedule, any other agreement which contemplates the involvement of PBCB or any PBCB Subsidiary (or any of their assets) in any business combination of any kind; or any agreement, contract, commitment, understanding or arrangement obligating PBCB or any PBCB Subsidiary to issue or sell or authorize the sale or transfer of any shares of capital stock of PBCB or any PBCB Subsidiary, except PBCB Stock Options. There are no contracts, agreements, understandings or commitments relating to the right of PBCB to vote or to dispose of any shares of capital stock of any PBCB Subsidiary.

4.29       Disclosure.

(a) The information concerning, and representations and warranties made by, PBCB set forth in this Agreement, or in the PBCB Disclosure Schedule, or in any document, statement, certificate or other writing furnished or to be furnished by or on behalf of PBCB or any PBCB Subsidiary to CBH pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

(b) Copies of all documents heretofore or hereafter delivered or made available to CBH by or on behalf of PBCB or any PBCB Subsidiary pursuant hereto were or will be complete and accurate copies of such documents.

4.30       Absence of Undisclosed Liabilities. To PBCB's Knowledge, neither PBCB nor any PBCB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (i) except as disclosed in the PBCB Financial Statements delivered to CBH prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed on Section 4.31 of the PBCB Disclosure Schedule, since the Balance Sheet Date, neither PBCB nor any PBCB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of PBCB and its Subsidiaries, taken as a whole, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practices and Applicable Law.

4.31       Allowance for Loan Losses.

(a) The allowance for loan losses shown on the PBCB Financial Statements is adequate in all material respects to provide for anticipated losses inherent in loans outstanding.

(b) The allowance for losses in real estate owned, if any, shown on the PBCB Financial Statements is or will be adequate in all material respects to provide for anticipated losses inherent in real estate owned by PBCB or any PBCB Subsidiary and the net book value of real estate owned as shown on the most recent balance sheet included in the PBCB Financial Statements is the fair value of the real estate owned in accordance with Statement of Position 92-3.

4.32       Compliance with Laws.

(a) PBCB and each PBCB Subsidiary is in compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to subject PBCB or any other PBCB Subsidiary or any of their directors or officers to civil money penalties; and

(b) Except with respect to those that would not reasonably be expected to have a Material Adverse Effect on PBCB and its Subsidiaries, taken as a whole, neither PBCB nor any PBCB Subsidiary has received notification or communication from any Governmental Authorities, or the staff thereof (i) asserting that PBCB or any PBCB Subsidiary is not in compliance with any Applicable Law, (ii) threatening to revoke any Consent, license, franchise, permit, or governmental authorization, or (iii) requiring PBCB or any PBCB Subsidiary to enter into a cease and desist order, consent, agreement, memorandum of understanding or similar arrangement.

4.33       Material Contract Defaults. Neither PBCB nor any PBCB Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.34       Certain Regulatory Matters.

(a) PBCB is a member of the Federal Home Loan Bank of Atlanta.

(b) PBCB has not paid any dividends to PBCB or any Affiliate thereof that (i) caused the regulatory capital of PBCB to be less than the amount then required by Applicable Law or (ii) exceeded any other limitation on the payment of dividends imposed by Applicable Law, agreement or regulatory policy.

(c) PBCB has adopted policies and procedures designed to promote overall compliance with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C. Section 1601 et seq.), the Expedited Funds Availability Act (12 U.S.C. Section 4001) and the regulations adopted under each such act and have materially complied with the reporting requirements under the Bank Secrecy Act and the regulations thereunder.

ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF CBH

Subject to Article III, CBH hereby represents and warrants to PBCB as follows:

5.1        Corporate Organization.

(a) CBH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. CBH has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. CBH is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of CBH, copies of which have previously been made available to PBCB, are true and correct copies of such documents as in effect as of the date hereof.

(b) Each Subsidiary of CBH is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of CBH has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of each Subsidiary of CBH that is a bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.

5.2        Capitalization. The authorized capital stock of CBH consists of 500,000,000 shares of CBH Common Stock and 10,000,000 shares of preferred stock, no par value per share ("CBH Preferred Stock"). As of the date hereof, there were approximately 164,815,000 shares of CBH Common Stock and no shares of CBH Preferred Stock issued and outstanding, and 838,850 shares of CBH Common Stock held in CBH's treasury. All of the issued and outstanding shares of CBH Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of CBH Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3        Authority; No Violation.

(a) CBH and NA have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of CBH and NA, and no other corporate proceedings on the part of CBH and NA are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBH and NA and (assuming due authorization, execution and delivery by PBCB ) this Agreement constitutes a valid and binding obligation of CBH and NA, enforceable against CBH and NA in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by CBH, nor the consummation by CBH of the transactions contemplated hereby, nor compliance by CBH with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of CBH, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBH or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of CBH or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBH or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4        Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the OCC under the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC and declaration of effectiveness of the S-4, (c) the filing of the Articles of Merger with the Florida Secretary of State and the OCC and approval of such applications and notices, (e) the State Banking Approvals, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of CBH Common Stock pursuant to this Agreement, and (g) approval of the listing of the CBH Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by CBH or NA in connection with (1) the execution and delivery by CBH or NA of this Agreement and (2) the consummation by CBH or NA of the Merger and the other transactions contemplated hereby.

5.5        SEC Reports. CBH has previously made available to PBCB a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2004 by CBH with the SEC pursuant to the Securities Act or the Exchange Act (the "CBH Reports") and (b) communication mailed by CBH to its stockholders since December 31, 2004, and no such CBH Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. CBH has timely filed all CBH Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2004, and each such CBH Report and other documents complied in all material respects with the rules and regulations applicable thereto when filed.

5.6        Regulatory Reports. CBH has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith. Except as previously disclosed to PBCB and for normal examinations conducted by a Regulatory Agency in the regular course of the business of CBH, no Regulatory Agency has initiated any proceeding or, to the Knowledge of CBH, investigation into the business or operations of CBH since December 31, 2003. Except as previously disclosed to PBCB, there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CBH.

5.7        Financial Statements. CBH has previously made available to PBCB (1) copies of the consolidated balance sheets of CBH and its Subsidiaries as of December 31 for the fiscal years 2003 and 2004 and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the fiscal years 2002 through 2004, inclusive, as reported in CBH's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to CBH, and (2) copies of unaudited consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows of CBH at and for the quarter ended March 31, 2005 as reported in CBH's Quarterly Report on Form 10-Q for such quarter filed with the SEC under the Exchange Act, (collectively, the "CBH Financial Statements"). Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, the CBH Financial Statements fairly present the financial position of CBH as of the dates indicated therein, and when included in the Prospectus will fairly present the results of the operations and financial position of CBH for the respective fiscal periods or as of the respective dates therein set forth. Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, each of the CBH Financial Statements (including the related notes, where applicable) complies, and CBH's Financial Statements to be included in the Prospectus after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and CBH's Financial Statements to be included in the Prospectus will be, prepared in accordance with GAAP, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC. The books and records of CBH have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8        Broker's Fees. CBH has not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

5.9        Absence of Certain Changes or Events. Except as disclosed in any CBH Report filed with the SEC prior to the date hereof, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on CBH.

5.10       Legal Proceedings.

(a) Except as disclosed in any CBH Report, neither CBH nor any of its Subsidiaries or affiliates is a party to any and there are no pending or, to CBH's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (collectively, the "Proceedings") of any nature against CBH or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement. None of the pending Proceedings of CBH or its Subsidiaries would reasonably be expected to have a Material Adverse Effect on CBH and its Subsidiaries, taken as a whole.

(b) There is no injunction, order, judgment or decree imposed upon CBH, any of its Subsidiaries or the assets of CBH or any of its Subsidiaries.

5.11       CBH Information. The information relating to CBH and its Subsidiaries to be contained in the Prospectus and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus (except for such portions thereof that relate to PBCB) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to PBCB) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.12       Compliance with Laws.

(a) CBH and each of its Subsidiaries is in compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to subject CBH or any of its Subsidiaries or any of their directors or officers to civil money penalties; and

(b) Except with respect to those that would not reasonably be expected to have a Material Adverse Effect on CBH and its Subsidiaries, taken as a whole, neither CBH nor any of its Subsidiaries has received notification or communication from any Governmental Authorities, or the staff thereof (i) asserting that CBH or any of its Subsidiaries is not in compliance with any Applicable Law, (ii) threatening to revoke any Consent, license, franchise, permit, or governmental authorization, or (iii) requiring CBH or any of its Subsidiaries to enter into a cease and desist order, consent, agreement, memorandum of understanding or similar arrangement.

5.13       Ownership of PBCB Common Stock. Neither CBH nor any of its Affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of PBCB (other than Trust Account Shares).

5.14       Approvals. As of the date hereof, CBH knows of no fact or condition relating to CBH that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

5.15       Reorganization. As of the date hereof, CBH has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.16       Taxes. CBH has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of CBH (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns.

ARTICLE VI.       COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1        Covenants of PBCB. During the period from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of CBH, PBCB shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the PBCB Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by CBH, PBCB shall not:

(a) except for withdrawal of $4.3 million, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of PBCB, or any securities convertible into or exercisable for any shares of the capital stock of PBCB, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except pursuant to Rights referenced on the PBCB Disclosure Schedule, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing (including additional Rights similar to those set forth on the PBCB Disclosure Schedule);

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;

(g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by PBCB's independent auditors;

(i) (i) except as required by applicable law, as set forth in Section 4.17, or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between PBCB or one or more of its current or former directors, officers or employees or any Affiliate of any such person, or (ii) except for normal increases in the ordinary course of business consistent with past practice (including, but not limited to, the payment of bonuses for 2005 in the aggregate amount of $252,000 to the employees of PBCB and its Subsidiaries on or about December 5, 2005 to be allocated by Calvin Cearley) or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any of its banking offices;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space, involving payments thereunder by PBCB in excess of $100,000 per year, to which PBCB is a party or by which PBCB or its properties is bound, other than the renewal in the ordinary course of business of any lease the term or option to renew of which expires prior to the Closing Date;

(n) take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(o) PBCB and its stockholders shall not revoke PBCB's election to be taxed as a Subchapter S Corporation within the meaning of Code Sections 1361 and 1362. PBCB and its stockholders shall not take or allow any action (other than the consummation of the Merger) that would result in the termination of PBCB's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362; or

(p) agree to do any of the foregoing.

6.2        Covenants of CBH. Except as otherwise contemplated by this Agreement or consented to in writing by PBCB, CBH shall not, and shall not permit any of its Subsidiaries to:

(a) except for regular quarterly cash dividends consistent with past practice, declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

(b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(c) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(d) take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or (e) agree to do any of the foregoing.

ARTICLE VII.       ADDITIONAL AGREEMENTS

7.1  Regulatory Matters.

(a) CBH, with the cooperation of PBCB, shall promptly prepare and file with 30 days of the date hereof with the SEC the S-4. Each of PBCB and CBH shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and PBCB shall thereafter mail the Prospectus to its stockholders. CBH shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). PBCB and CBH shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PBCB or CBH, as the case may be, and any of CBH's Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) CBH and PBCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of CBH, PBCB or their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) CBH and PBCB shall promptly furnish each other with copies of written communications received by CBH or PBCB, as the case may be, or any of their respective Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2  Access to Information.

(a) PBCB and CBH will each keep the other advised of all material developments relevant to their respective businesses, and to the consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development.

Upon reasonable notice, each party shall afford to representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of their respective properties, books, contracts, commitments and records, and during such period, shall make available all information concerning their respective businesses as may be reasonably requested (except that the parties shall take into account in determining the reasonableness of due diligence requests the fact that CBH is a public company which is substantially larger than PBCB and that CBH is issuing shares to PBCB stockholders as compared to selling its business). The other provisions of this Section notwithstanding, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law (including without limitation laws regarding exchange of information), rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof.

(b) All non-public information furnished to CBH or PBCB by the other party hereto pursuant to this Agreement (other than (i) information already in the receiving party's possession, or (ii) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its directors, officers, employees, agents or advisors, or (iii) information that becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided that such source is not known by the receiving party after due inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party) shall be kept confidential, and the parties shall maintain, and shall cause each of their respective directors, officers, attorneys and advisors to maintain, the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3  Certain Actions.

(a) Except with respect to this Agreement and the transactions contemplated hereby, neither PBCB nor any of its directors, officers, agents, Affiliates or representatives (collectively, "Representatives") shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal.

(b) PBCB agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date hereof with any parties conducted heretofore with respect to any Acquisition Proposal.

7.4  Stockholder Meeting. PBCB shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. PBCB shall, through its Board of Directors, subject to the fiduciary duties of such board recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

7.5  Legal Conditions to Merger. Each of CBH and PBCB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by PBCB or CBH in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6  Affiliates. PBCB shall use its reasonable best efforts to cause each director, executive officer and other person who is an "Affiliate" (for purposes of Rule 145 under the Securities Act) of PBCB to deliver to CBH, as soon as practicable after the date hereof, a written agreement, in the form of Exhibit H hereto.

7.7  NYSE Listing. CBH shall use its best efforts to cause the shares of CBH Common Stock to be issued in the Merger to be approved for listing on the NYSE as of the Effective Time.

7.8  Employee Benefit Plans; Existing Agreements.

(a) As of the Effective Time, the employees of PBCB shall be eligible to participate in employee benefit plans and severance plans of CBH or its Subsidiaries in which similarly situated employees of CBH or its Subsidiaries participate, to the same extent that similarly situated employees of CBH or its Subsidiaries participate (it being understood that inclusion of PBCB's employees in CBH's employee benefit plans may occur at different times with respect to different plans).

(b) With respect to each CBH Plan for which length of service is taken into account for any purpose (including CBH's severance plan), service with PBCB (or predecessor employers to the extent PBCB provides past service credit) shall be treated as service with CBH for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each CBH Plan shall waive pre-existing condition limitations to the same extent waived under the applicable PBCB Plan. PBCB's employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CBH Plan.

(c) Simultaneous with this Agreement, NA shall enter into the employment agreement with Calvin L. Cearley attached hereto as Exhibit C (the "Cearley Employment Agreement), the employment agreement with William Martin attached hereto as Exhibit D (the "Martin Employment Agreement") and the employment agreement with Nancy Minniear attached hereto as Exhibit E (the "Minniear Employment Agreement"), and after the Merger, CBH shall honor the employment contracts of PBCB specifically identified in Section 4.19 of the PBCB Disclosure Schedule (other than the employment contracts that are superseded by the Cearley Employment Agreement, the Martin Employment Agreement and the Minniear Employment Agreement except that Messrs. Cearley and Martin shall be entitled to receive the “change in control” payments (and any related excise tax payments) due each of them under such employment contracts), in accordance with the terms of such contracts.

(d) As of the Effective Time, CBH shall assume and honor and shall cause the appropriate Subsidiaries of CBH to assume and to honor in accordance with their terms all written agreements listed in Section 4.19 of the PBCB Disclosure Schedule (the "Benefit Agreements"). CBH acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of PBCB for all purposes under such agreements. The provisions of this Section 7.8(c) are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any Benefit Agreement.

7.9  Indemnification of PBCB Directors and Officers. For a period of six years after the Effective Time, CBH agrees to indemnify all individuals who are or have been officers, directors or employees of PBCB prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of PBCB on the date hereof and is permitted under the FBA and NBA.

7.10  Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by CBH or PBCB.

7.11  Accounting Matters. PBCB shall cooperate with CBH concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account CBH's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) PBCB's lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section 7.11 shall not be deemed to constitute or result in the breach of any representation or warranty of PBCB contained in this Agreement.

7.12  Tax Opinion. CBH and PBCB shall use their respective reasonable best efforts to obtain the tax opinion contemplated by Section 8.1(f).

7.13  Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date hereof, (a) CBH shall (i) cause the Board of Directors of NA to approve a merger agreement providing for the merger of PBCB into NA in the form of Exhibit B attached hereto (the "Bank Merger Agreement"), (ii) cause NA to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of NA, and (b) PBCB shall (i) cause the Board of Directors of PBCB to approve the Bank Merger Agreement, and (ii) cause PBCB to execute and deliver the Bank Merger Agreement.

7.14  PBCB Information. The information relating to PBCB which is provided to CBH by PBCB for inclusion in the registration statement on Form S-4 (the "S-4") in which the Prospectus will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus (to the extent it relates to PBCB ) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

7.15  Disclosure. None of the information prepared by or on behalf of PBCB or any PBCB Subsidiary regarding any of them included or to be included in the Prospectus and any other documents to be filed with any Governmental Authority in connection with the transactions contemplated herein, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents which PBCB or any PBCB Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of Applicable Law. Without limiting the foregoing, at the time the Prospectus is mailed to PBCB Stockholders, and at all times subsequent to such mailing up to and including the date of the stockholders meetings at which the Merger and this Agreement will be presented for approval, the Registration Statement, with respect to all information relating to PBCB or any PBCB Subsidiary, (i) will comply in all material respects with the applicable provisions of the Securities Laws and (ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading.

7.16  Exchange with Voting Trust. Within ten business days of the date hereof, the Voting Trust shall (i) distribute all of the shares of PBCB Common Stock held by it to the owners of the interests in the Voting Trust in proportion to the current ownership of the Voting Trust and (ii) be terminated with respect to the PBCB Common Stock.

ARTICLE VIII.  CONDITIONS PRECEDENT

8.1  Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of PBCB Common Stock under applicable law.

(b) Listing of Shares. The shares of CBH Common Stock which shall be issued to the stockholders of PBCB upon consummation of the Merger shall have been authorized for listing on the NYSE.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an "Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(f) Federal Tax Opinion. CBH and PBCB shall have received a written opinion from Blank Rome LLP, counsel to CBH ("CBH's counsel"), in form and substance, reasonably satisfactory to CBH and PBCB, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, CBH's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of CBH, PBCB and others, reasonably satisfactory in form and substance to such counsel.

8.2  Conditions to Obligations of CBH. The obligation of CBH to effect the Merger is also subject to the satisfaction or waiver by CBH at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of PBCB set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of PBCB set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. CBH shall have received a certificate signed on behalf of PBCB by the Chief Executive Officer or the Chief Financial Officer of PBCB to the foregoing effect.

(b) Performance of Obligations of PBCB. PBCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CBH shall have received a certificate signed on behalf of PBCB by the Chief Executive Officer or the Chief Financial Officer of PBCB to such effect.

(c) Conditions Met. CBH shall have received a certificate of an executive officer of PBCB stating that to his Knowledge, each of the conditions set forth in this Article VIII have been met.

(d) Non-Competition Agreements. Each of the PBCB Board members shall have executed a non-competition agreement in the form of Exhibit G attached hereto.

8.3  Conditions to Obligations of PBCB. The obligation of PBCB to effect the Merger is also subject to the satisfaction or waiver by PBCB at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of CBH set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of CBH set forth in Section 5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. PBCB shall have received a certificate signed on behalf of CBH by the Chief Executive Officer or the Chief Financial Officer of CBH to the foregoing effect.

(b) Performance of Obligations of CBH. CBH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PBCB shall have received a certificate signed on behalf of CBH by the Chief Executive Officer or the Chief Financial Officer of CBH to such effect.

(c) Conditions Met. PBCB shall have received a certificate of an executive officer of CBH stating that to his Knowledge, each of the conditions set forth in this Article VIII have been met.

ARTICLE IX.  TERMINATION AND AMENDMENT

9.1  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of PBCB:

(a) by mutual consent of PBCB and CBH in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either CBH or PBCB upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either CBH or PBCB if the Merger shall not have been consummated on or before March 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either CBH or PBCB if the approval of the stockholders of PBCB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

(e) by either CBH or PBCB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by PBCB) or Section 8.3(a) (in the case of a breach of representation or warranty by CBH);

(f) by either CBH or PBCB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within

30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) By PBCB, if the average of the closing sales prices of CBH Common Stock, as reported on the NYSE, for the seven consecutive trading days ending 2 trading days prior to Closing (the "CBH Market Value") is less than $25.70 provided, however, if the Per Share Merger Consideration is changed from 1.9835 to a value equal to $25.70 based on the CBH Fair Market Value, at the sole and exclusive discretion of CBH, PBCB shall not have the right to terminate this Agreement pursuant to this subsection (g) hereof.

9.2  Effect of Termination. In the event of termination of this Agreement by either CBH or PBCB as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

9.3  Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either PBCB or CBH; provided, however, that after any approval of the transactions contemplated by this Agreement by PBCB's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to PBCB stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4  Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X.  GENERAL PROVISIONS

10.1  Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 A.M. on the first business day after all conditions set forth in Article VIII have either been satisfied or waived (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date") at CBH's principal executive offices, unless another time, date or place is agreed to in writing by the parties hereto.

10.2  Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBH or PBCB (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any third party, including, without limitation, any shareholder or former shareholder of either CBH or PBCB.

10.3  Expenses. Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested) or delivered by an express courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to CBH, to:

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, NJ 08034
Attention: Douglas J. Pauls, Chief Financial Officer

and

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, NJ 08034
Attention: Alexander D. Bono, Esquire

with a copy to:

Blank Rome LLP
One Logan Square
Philadelphia, PA 19103-6998
Attention: Lawrence R. Wiseman, Esquire
and

(b) if to PBCB, to:

Palm Beach County Bank
2130 Centrepark West Drive
West Palm Beach, FL 33409
Attention: Calvin L. Cearley, Chief Executive Officer

with a copy to:

Akerman Senterfitt
One Southeast Third Avenue
28th Floor
Miami, FL 33131
Attention: Bradley D. Houser, Esquire

10.5  Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any applicable conflicts of law, except to the extent that various matters under this Agreement must be necessarily governed by the FBA or the NBA.

10.8  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9  Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NYSE so long as this Agreement is in effect, neither CBH nor PBCB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.10  Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, CBH, NA and PBCB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMMERCE BANCORP, INC.

/s/ Douglas J. Pauls
By:	_______________________________
Name:	Douglas J. Pauls
Title:	Chief Financial Officer

COMMERCE BANK, N.A.

/s/ Douglas J. Pauls
By:	_______________________________
Name:	Douglas J. Pauls
Title:	Chief Financial Officer

PALM BEACH COUNTY BANK

/s/ Calvin L. Cearley
By:	_______________________________
Name:	Calvin L. Cearley
Title:	Chief Executive Officer

[signature page to Agreement and Plan of Reorganization]

ANNEX B

607.1301 Appraisal rights; definitions.--The following definitions apply to ss. 607.1302-607.1333:

(1)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
(4)	“Fair value” means the value of the corporation’s shares determined:
(a) Immediately before the effectuation of the corporate action to which the shareholder objects.
(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6)	“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(7)
“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.
History.--s. 118, ch. 89-154; s. 21, ch. 2003-283.

607.1302 Right of shareholders to appraisal.--

(1)	A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)
Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

	(b)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange,

except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(c)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)
Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e)
With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

		1.	Altering or abolishing any preemptive rights attached to any of his or her shares;
2.
Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

		5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
		6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
		7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.
(2)	Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.
Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.
Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)	The applicability of paragraph (a) shall be determined as of:
	1.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
	2.	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c)
Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
1.
Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.
Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.
Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.
Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

			a.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)
For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)	A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)
Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)	Was procured as a result of fraud or material misrepresentation.
History.--s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378.

607.1303 Assertion of rights by nominees and beneficial owners.--

(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
	(a)	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
	(b)	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
History.--s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.--

(1)
If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.--s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.--

(1)
If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

	(b)	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
History.--s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.--

(1)
If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)	The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
	(a)	Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
		1.	The shareholder’s name and address.
		2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
		3.	That the shareholder did not vote for the transaction.
		4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
		5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
	(b)	State:
		1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

	3.	The corporation’s estimate of the fair value of the shares.
	4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

	6	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)	Be accompanied by:
1.
Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

	2.	A copy of ss. 607.1301-607.1333.
History.--s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.--

(1)
A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.--s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer.--

(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)	Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
History.--s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.--

(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.--s. 29, ch. 2003-283.

607.1330 Court action.--

(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)	Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.--s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.--

(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
	(a)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.--s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.--Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.--s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.--

(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

	(a)	Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b)
Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)
The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.--s. 32, ch. 2003-283.

Form of Dissenter's Appraisal Notice

DISSENTER'S APPRAISAL NOTICE

Name and Address of Shareholder exercising dissent and demanding appraisal rights:

Number of shares of common stock of Shareholder over which Shareholder is exercising dissent and demanding appraisal rights:

The undersigned hereby certifies that he/she/it acquired the shares of common stock of the company before September 19, 2005, and did not vote (or deliver any consent) for the proposed Merger with respect to any of such shares identified above.

Dated:    , 2005.

Name as appears on stock certificate: _______________________________________

Signature:	Signature of Co-owners if applicable
Print Name:	Signature:
Print Title:	Print Name:
Print Title:

ANNEX C

Opinion of SunTrust Capital Markets, Inc.

SunTrust Robinson Humphrey
A Division of SunTrust Capital Markets, Inc.	Investment Banking

July 25, 2005

Board of Directors
Palm Beach County Bank
2130 Centrepark West Drive
West Palm Beach, Florida 33409

Gentlemen:

We understand that Palm Beach County Bank, a Florida corporation (the “Company”), is considering a transaction whereby the Company will be merged (the “Proposed Transaction”) with and into Commerce Bank, N.A., a national banking association (“Commerce Bank”) and a wholly-owned subsidiary of Commerce Bancorp, Inc., a New Jersey business corporation (“Commerce”). Pursuant to the terms and conditions of the Agreement and Plan of Reorganization (the “Reorganization Agreement”), to be dated as of the date hereof, by and among the Company, Commerce Bank and Commerce, among other things, each issued and outstanding share (other than certain shares specified in the Reorganization Agreement) of common stock of the Company, par value $5.60 per share (“Company Common Stock”), will be converted into 1.9835 (the “Exchange Ratio”) shares of common stock of Commerce, par value $1.00 per share (“Commerce Common Stock”). The terms and conditions of the Proposed Transaction are more fully set forth in the Reorganization Agreement.

We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock in the Proposed Transaction. Our opinion addresses the aggregate consideration to be received by the holders of Company Common Stock as a whole, without regard to size of holdings by individual shareholders, and we are not opining on the particular situations of specific shareholders.

In arriving at our opinion, among other things, we: (1) reviewed the July 25, 2005 draft of the Reorganization Agreement; (2) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company and Commerce, including certain publicly available consensus financial forecasts and estimates relating to Commerce that were reviewed and discussed with the management of Commerce; (3) reviewed internal financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company that is not publicly available; (4) reviewed the reported prices and trading activity of Commerce Common Stock, and compared those prices and activity with other publicly traded companies which we deemed relevant; (5) compared the historical financial results and present financial condition of the Company and Commerce with those of publicly traded companies which we deemed relevant; (6) compared stock market data of Commerce with publicly traded companies which we deemed relevant; (7) reviewed certain pro forma effects of the Proposed Transaction on Commerce’s financial statements and potential benefits of the Proposed Transaction and discussed these items with the management of the Company and Commerce; and (8) compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with members of the management of the Company and Commerce concerning their respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations, and considered such information, as we deemed appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by us in arriving at our opinion, and we have not assumed any responsibility or liability therefor. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits of the Proposed Transaction provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and Commerce and are otherwise reasonable. We have also assumed with your approval that the future financial results referred to herein which we reviewed or that were provided to us by the Company or Commerce will be achieved, and the synergies and other potential benefits of the Proposed Transaction will be realized, at the times and in the amounts estimated by the management of the Company and Commerce. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We did not review individual credit files nor did we make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or Commerce or any of their respective subsidiaries (including, without limitation, Commerce Bank), and we were not furnished with any such evaluation or appraisal. In addition, we are not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, we have assumed that the Company’s and Commerce’s allowances for losses are in the aggregate adequate to cover those losses.

We have assumed that the Proposed Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or Commerce or on the expected benefits of the Proposed Transaction.

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion does not address the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Proposed Transaction. We have not been asked to, nor do we, offer any opinion as to any terms or conditions of the Reorganization Agreement or the form of the Proposed Transaction (other than, as described below, the Exchange Ratio). We express no opinion as to what the value of Commerce Common Stock will be when issued pursuant to the Reorganization Agreement or the prices at which it will trade or otherwise be transferable at any time. In rendering this opinion, we have assumed, with your consent, that the Reorganization Agreement does not differ in any respect from the draft we have examined and that Commerce and the Company will comply in all material respects with the terms of the Reorganization Agreement and that the Proposed Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. It should be understood that, although subsequent developments or circumstances may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of Commerce for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company and Commerce in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof, that the Exchange Ratio is fair, from a financial point of view to the holders of Company Common Stock.

This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy statement/prospectus mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

SUNTRUST CAPITAL MARKETS, INC.

/s/ SunTrust Capital Markets, Inc.